Exhibit 10.1

EXECUTION COPY

SUBSCRIPTION AGREEMENT AND PLAN OF MERGER

by and among

PROQUEST COMPANY,

PROQUEST INFORMATION AND LEARNING COMPANY,

PROQUEST CANADA/U.K. HOLDINGS, LLC,

and

I&L HOLDINGS, INC.,

I&L OPERATING LLC,

CAMBRIDGE SCIENTIFIC ABSTRACTS, LIMITED PARTNERSHIP

Dated as of December 14, 2006

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

* Exhibit B, Schedules to the Agreement and Parent Disclosure Schedule omitted pursuant to Item 601(b)(2) of Regulation S-K.

-iv-

SUBSCRIPTION AGREEMENT AND PLAN OF MERGER

SUBSCRIPTION AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2006 (this “Agreement”), is by and among ProQuest Information and Learning Company, a Delaware corporation (the “U.S. Company”); I&L Holdings, Inc., a Delaware corporation (“Buyer Parent”); I&L Operating LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer Parent (“Buyer Sub,” and with Buyer Parent, the “Buying Parties”); ProQuest Company (“Parent”), a Delaware Corporation; ProQuest Canada/U.K. Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Canada/U.K. LLC”); and, solely for purposes of Article V and Section 12.1, Cambridge Scientific Abstracts, Limited Partnership, a Maryland limited partnership (“Guarantor”). Parent, the Buying Parties and Guarantor may be referred to in this Agreement individually as a “Party” or collectively as “Parties.” Capitalized terms used herein shall have the meanings set forth in Article I unless otherwise defined herein.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer Parent desires to purchase from the U.S. Company 1,000 shares of the Preferred Stock (as hereinafter defined) (such transaction, the “Issuance”);

WHEREAS, the U.S. Company and Buyer Parent desire to establish certain rights and obligations in connection therewith;

WHEREAS, Section 18-209 of the Delaware Act authorizes the merger of a Delaware limited liability company with and into another domestic limited liability company;

WHEREAS, in connection with and immediately after the Issuance, Buyer Parent desires to merge Canada/U.K. LLC with and into Buyer Sub (the “Merger,” together with the Issuance, the “Transactions”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, following the consummation of the Transactions, Buyer Parent shall cause Buyer Sub (or a wholly-owned subsidiary of Buyer Sub) to merge with and into the U.S. Company.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the following meanings ascribed to such terms:

“Acquired Entities” shall mean the U.S. Company, and its Subsidiaries (except for Voyager Holding Corp. and its Subsidiaries which shall be deemed Retained Subsidiaries), and the Foreign Subsidiaries.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or Group, as such term is defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (other than the Buying Parties) relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions) (i) of assets included in the Business (excluding sales of assets in the ordinary course of business) that in aggregate constitutes 35% or more of the value of the Business’s assets or to which in aggregate 35% or more of the Business’s net revenues or net earnings are attributable, taken as a whole, (ii) 35% or more of any class or series of capital stock of any the Acquired Entities (by vote or value) or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the assets of the Business with a value set forth in clause (i) of this definition, other than the Transactions.

“Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Allocated Tax Credit” shall mean any Tax refund, credit or reduction in otherwise required Tax payments attributable to the minimum tax credit carryovers and general business credit carryovers allocated to the U.S. Company as of the Closing Date pursuant to the Treasury Regulations under Section 1502 of the Code.

“Allocated Tax Credits Benefit” shall mean the value of any Allocated Tax Credit actually realized by the U.S. Company, the Buying Parties, or any Group of which any of the U.S. Company or a Buying Party is a member. The extent to which an Allocated Tax Credit is realized shall be determined by comparing (i) the amount of the federal Income Tax liability shown on any federal Income Tax Return that includes an Allocated Tax Credit in the calculation of Tax liability with (ii) the amount of such Tax liability computed without the use of such Allocated Tax Credit.

“Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or Group, as such term is defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (other than the Buying Parties) relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) (i) of a business or division (or more than one of them) that in aggregate constitutes 75% or more of the value of Parent’s assets or to which in aggregate 75% or more of Parent’s net revenues or net earnings are attributable, taken as a whole, (ii) 75% or more of any class or series of capital stock of Parent (by vote or value) or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of Parent (or any Subsidiary of Parent whose business constitutes 75% or more of the net revenues, net earnings or assets of Parent and its Subsidiaries, taken as a whole).

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by any Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Price” shall have the meaning prescribed to such term in Section 2.3(b).

“Beneficial Interest” shall mean the right to vote, receive the dividends and distributions on or sell or cause the sale, transfer or any other disposition whatsoever of, and all other rights incident to legal and beneficial ownership of, the securities subject to such interest.

“Benefit Plans” shall mean all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), pension, retirement, stock purchase, stock option, severance, employment, change-in-control, vacation, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependant care, life or accident insurance, equity-related service award, car allowance, fringe benefit, collective bargaining, bonus, incentive and deferred compensation plans and agreements, including governmental, state sponsored, social or similar arrangements (a) under which any Business Employee currently has any current or future right to benefits or (b) under which any Acquired Entity has or may have any liability.

“Books and Records” shall have the meaning prescribed to such term in Section 6.6(a).

“Business” shall mean the business of providing content through paper, electronic, digital, compact disc and microfilm media to schools, academic institutions, corporations and public libraries on a worldwide basis by Parent through the Acquired Entities on the date hereof; provided, however, that the Business shall not include the Parent’s Voyager business segment, including the K-12 Curriculum and Reading A-Z business.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” shall mean Current Business Employees and Other Business Employees, or any one of them.

“Buyer Event” shall have the meaning prescribed to such term in Section 6.7(l)(3).

“Business IT Systems” means all computer systems and networks, including all hardware, equipment, computer software and Internet websites and content therein, owned by, licensed to or leased by the Business that are used or held for use primarily in connection with the Business.

“Buyer Group Company” shall have the meaning prescribed to such term in Section 8.5(a)(1).

“Buyer Indemnitees” shall have the meaning prescribed to such term in Section 10.1(a).

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of any of the Buying Parties to consummate the Transactions and perform all of its obligations hereunder.

“Buyer Notice” shall have the meaning prescribed to such term in Section 8.2.

“Buyer Parent” shall have the meaning prescribed to such term in the preamble.

“Buyer Parent Termination Fee” shall have the meaning prescribed to such term in Section 11.3(b).

“Buyer Savings Plan” shall have the meaning prescribed to such term in Section 6.7(c).

“Buyer Sub” shall have the meaning prescribed to such term in the preamble.

“Buying Parties” shall have the meaning prescribed to such term in the preamble.

“Canada/U.K. LLC” shall have the meaning prescribed to such term in the preamble.

“Cash Flow” shall have the meaning prescribed to such term in Section 4.7.

“Clayton Act” shall mean the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Closing” shall have the meaning prescribed to such term in Section 9.1.

“Closing Date” shall have the meaning prescribed to such term in Section 9.1.

“Closing Working Capital Value” shall be determined in accordance with the principles employed in Schedule 1.1 hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Commitment Letters” shall have the meaning prescribed to such term in Section 5.6.

“Common Stock” shall mean all common shares of stock of the U.S. Company issued and outstanding as of the Closing Date.

“Confidentiality Letter” shall mean the Nondisclosure Agreement dated July 26, 2006 between Parent and Cambridge Information Group, Inc.

“Continuing Employees” shall have the meaning prescribed to such term in Section 6.7(a).

“Contract” shall mean any contract or other legally binding agreement.

“Controlled Group Liabilities” are any and all liabilities incurred (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, and/or (d) as a result of Parent failing to comply with the continuation coverage requirements of Section 601 et. seq. of the Code and Section 701 et. seq. of ERISA, in each case relating to any Employee Benefit Plan.

“Current Assets” shall mean those current and other assets of the Acquired Entities set forth on Schedule 1.1 hereto.

“Current Business Employee” shall mean all Persons who are employed by the Acquired Entities.

“Current Liabilities” shall mean those current and other liabilities of the Acquired Entities set forth on Schedule 1.1 hereto.

“Debt Financing” shall have the meaning prescribed to such term in Section 5.6.

“Deed” shall have the meaning prescribed to such term in Section 6.7(l)(1).

“Delaware Act” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq.

“Designated Arbitrator” shall have the meaning prescribed to such term in Section 3.2(b).

“Disclosed Contracts” shall have the meaning prescribed to such term in Section 4.11(b).

“Employee Welfare Benefit Plan” shall have the meaning set forth in ERISA §3(1).

“Environmental Law” shall mean all U.S. and foreign federal, state, local and other statutes and regulations having the force of law and as in force on the date of this Agreement and concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pollutants, contaminants, toxic chemicals.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with Parent or any of the Acquired Entities under Section 414(b),(c),(m) or (o) of the Code or Section 4001 of ERISA.

“Excluded Assets” shall mean (a) the equity interests or other Beneficial Interests in Voyager Holding Corp. and its Subsidiaries, (b) any and all assets, properties, rights and claims of ProQuest Information Access Canada that are not used exclusively in or arise exclusively out of the conduct of the Business, (c) any and all assets properties, rights and claims of the U.S. Company that are used primarily in or arise primarily out of the conduct of the K-12 Curriculum and Reading A to Z business as conducted as of the date hereof, (d) those assets, properties, rights and claims set forth on Schedule 1.2 hereto and (e) any refunds payable to the U.S. Company with respect to Michigan sales and use taxes for the years 1999 through 2005.

“Excluded Liabilities” shall mean (a) liabilities relating to or arising out of the Excluded Assets and (b) any liability of the U.S. Company for Michigan sales and use taxes for the years 1999 through 2005 in excess of amounts previously paid therefore by the U.S. Company.

“Existing Severance Costs” means the amount of unpaid cash severance as of the Closing Date payable to the terminated employees set forth on Schedule 1.3.

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Foreign Subsidiaries” shall mean (a) ProQuest Information Access Canada and (b) ProQuest UK Holdings, Ltd., ProQuest Information & Learning UK and its Subsidiary.

“Funded Debt” shall mean all debt (including principal and accrued and unpaid interest) for borrowed money, and all swaps or similar hedging instruments of the Business owed to any Affiliate or any bank, other financial institution or any other Person that under GAAP are required to be reflected as indebtedness, excluding current trade accounts payable and capitalized lease obligations of any Acquired Entity.

“GAAP” shall mean United States generally accepted accounting principles.

“Group” shall have the meaning prescribed to such term in Section 8.1(a).

“Governmental Authority” shall mean any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Guarantor” shall have the meaning prescribed to such term in the preamble.

“Hazardous Substances” shall have the meaning of that term as defined in the Comprehensive Environmental Response, Compensation and Liberty Act of 1980, as amended, at 42 U.S.C. Section 9601(14) (and any regulations promulgated thereunder).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“IBM Cancellation Fee” shall mean the remaining amount payable to IBM Global Services as of the Closing Date pursuant to Section 2.8.4 of that certain ProQuest Wind-Down Agreement & Transition Services Statement of Work, dated February 15, 2006, between IBM Global Services, Parent and the U.S. Company.

“Income Taxes” shall mean Taxes that are based on or related to net income.

“Indemnifying Party” shall have the meaning prescribed to such term in Section 10.3.

“Initial Payment” shall have the meaning prescribed to such term in Section 2.3(d).

“Intellectual Property” means United States and non-United States: (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade names, trade dress, domain names and other identifiers of source or goodwill, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, and Internet websites, (d) trade secrets, know-how, inventions (whether patented or not), and designs, and (e) registrations and applications for registration of the foregoing, including provisionals, divisions, continuations, continuations in part, reexaminations, reissues, renewals, extensions and counterparts thereof.

“Intellectual Property Assets” means all Intellectual Property that is owned by, licensed to, or otherwise used or held for use by the Business.

“Issuance” shall have the meaning prescribed to such term in the Recitals.

“Issuance Price” shall have the meaning prescribed to such term in Section 2.3(a).

“Knowledge”, when used to qualify any representation or warranty, shall mean that such Party has no actual knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, (a) the “actual knowledge” of Parent shall mean the actual present awareness of Alan Aldworth, Richard Surratt, Todd Buchardt, David “Skip” Prichard, Bill Rozek and Kevin Norris and, for the purposes of Section 4.23 only, Suzanne BeDell and Rod Galvin, and (b) the “actual knowledge” of a Buying Party shall mean the actual present awareness of Andrew Snyder, Larisa Trainor and Michael Jakobowski.

“Law” shall mean any foreign, federal, state or local law, statute, ordinance, regulation, rule, constitution, code, order or treaty of any Governmental Authority.

“Lease” shall have the meaning prescribed to such term in Section 4.10(b).

“Leased Real Property” shall have the meaning prescribed to such term in Section 4.10(b).

“Liens” shall mean all liens, charges, security interests, pledges, mortgages, easements or other encumbrances of any kind (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).

“LLC Agreement” shall have the meaning prescribed to such term in Section 2.2(b)(2).

“Loss” shall mean any liability, expense (including reasonable attorneys’ fees), loss, damage, obligation or responsibility; provided, however, Losses shall not include consequential damages, special damages, incidental damages, indirect damages, lost profits, punitive damages or similar items, except to the extent that such damages reflect actual amounts owed to any Person as a result of any Third Party Claim.

“Material Adverse Effect” shall mean any effect, event, change, condition or occurrence that has or would reasonably be expected to have a material adverse effect on (a) the results of operations, condition (financial or otherwise), assets or liabilities of the Business or the Acquired Entities taken as a whole, after taking into effect any insurance recoveries, other than effects relating to (i) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industries in which the Business operates, except to the extent that the Business is affected in a disproportionate manner as compared to other similar businesses within the industry in which it operates, (ii) general economic, financial or securities market conditions in the United States or elsewhere, (iii) the execution, delivery or announcement of this Agreement or the announcement of the Transactions, (iv) changes in GAAP applicable to the Business after the date hereof, (v) changes in Laws or interpretations thereof by a Governmental Authority after the date hereof, (vi) changes, effects or events caused by or resulting from the taking of any action required or permitted by this Agreement or approved by Buyer Parent or (vii) any outbreak or material escalation of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or (b) the ability of the U.S. Company or Canada/U.K. LLC to consummate the Transactions.

“Maximum Amount” shall have the meaning prescribed to such term in Section 10.1(b)(2).

“Merger” shall have the meaning prescribed to such term in the Recitals.

“Minimum Amount” shall have the meaning prescribed to such term in Section 10.1(b)(1).

“Names and Marks” shall have the meaning prescribed to such term in Section 6.9(a).

“Objection” shall have the meaning prescribed to such term in Section 3.2(b).

“Objection Disputes” shall have the meaning prescribed to such term in Section 3.2(b).

“Other Business Employees” shall mean (i) all Persons who were previously employed by the Acquired Entities, and (ii) directors, consultants and independent contractors who perform services for the Acquired Entities.

“Owned Real Property” shall have the meaning prescribed to such term in Section 4.10(a).

“Parent” shall have the meaning set forth in the preamble.

“Parent Affiliated Group” shall have the meaning prescribed to such term in Section 4.14(a).

“Parent’s Auditors” shall mean KPMG LLP.

“Parent Disclosure Schedule” shall mean the schedules delivered by Parent to the Buying Parties in a letter executed by Parent dated the date hereof.

“Parent Group Company” shall have the meaning prescribed to such term in Section 8.5(a)(1).

“Parent Guarantees” shall have the meaning prescribed to such term in Section 6.8.

“Parent Indemnitees” shall have the meaning prescribed to such term in Section 10.1(c).

“Parent Termination Fee” shall have the meaning prescribed to such term in Section 11.3(a).

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Paying Party” shall have the meaning prescribed to such term in Section 6.7(l)(4).

“PBGC” shall have the meaning prescribed to such term in Section 4.16(c).

“Permits” shall mean licenses, permits or franchises issued by any Governmental Authority and other certificates, authorizations and approvals of any Governmental Authority.

“Permitted Liens” shall mean all (a) Liens set forth on Schedule 1.4; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business; (d) liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

(e) with respect to any parcel of the Real Property: (i) easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions that are filed of record or otherwise set forth in a title insurance policy, title insurance commitment, abstract or other similar report or listing, (ii) any conditions that may be shown by a plat of survey or physical inspection of the Real Property and (iii) zoning, building and other similar restrictions, so long as none of (i), (ii) or (iii) prevent the use of such Real Property substantially as currently used; and (f) other Liens, that would not be reasonably be expected to materially impair the continued use or operation of the applicable asset or real property.

“Permitted Transactions” shall have the meaning prescribed to such term in Section 6.1.

“Person” shall mean any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity, or, for the purposes of Section 6.3, group (which term will include a “group” as such term is defined in section 13(d)(3) of the Exchange Act).

“Pre-Closing Period” shall have the meaning prescribed to such term in Section 8.1(a).

“Preferred Stock” shall mean the U.S. Company’s Series A Preferred Stock, the certificate of designation of which is attached hereto as Exhibit A.

“Preliminary Statement” shall have the meaning prescribed to such term in Section 3.1.

“Proceeding” shall mean any action, suit or formal investigation.

“Proceeding Notice” shall have the meaning prescribed to such term in Section 8.2.

“Proper Courts” shall have the meaning prescribed to such term in Section 13.9.

“ProQuest Equity Plans” shall mean the Bell and Howell Company 1995 Stock Option Plan, the 2003 ProQuest Strategic Performance Plan, the Non-Employee Directors’ Stock Option Plan and any other plan or arrangement pursuant to which equity awards have been made to Business Employees.

“ProQuest Information Access Canada” shall mean ProQuest Information Access Limited, a Canadian corporation.

“ProQuest Information & Learning UK” shall mean ProQuest Information & Learning Limited, a company incorporated in England and Wales.

“ProQuest Savings Plan” shall have the meaning prescribed to such term in Section 6.7(c).

“ProQuest UK Holdings” shall mean ProQuest UK Holdings Limited, a company incorporated in England and Wales.

“Purchase Price” shall have the meaning prescribed to such term in Section 2.3(c).

“Qualified Claims” shall have the meaning prescribed to such term in Section 10.1(b)(1).

“Real Property” shall have the meaning prescribed to such term in Section 4.10(c).

“Receiving Party” shall have the meaning prescribed to such term in Section 6.7(l)(4).

“Reference Statement” shall have the meaning prescribed to such term in Schedule 1.1.

“Related Party Transaction” shall have the meaning prescribed to such term in Section 4.21.

“Representatives” shall mean, with respect to any party hereto, that Party’s employees, officers, directors, agents, accountants, consultants, legal counsel, investment bankers, financing sources, agents and other representatives.

“Restrictions” shall mean any transfer restrictions, proxies, voting agreements, agreements to sell or purchase and similar restrictions (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).

“Retained Subsidiaries” shall mean Voyager Holding Corp. and its Subsidiaries.

“Savings Plan Participants” shall have the meaning prescribed to such term in Section 6.7(c).

“SEC” shall mean the Securities and Exchange Commission, and any successor thereto.

“Second Merger” shall have the meaning prescribed to such term in Section 6.15.

“Second Merger Common Stock Consideration” shall have the meaning prescribed to such term in Section 6.15.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“September Working Capital Value” shall mean - $110,366,000.

“Serial Solutions Earnout Amount” shall mean the amount of “Earn-out Payments” payable as of the Closing Date pursuant to that certain Stock Purchase Agreement dated as of July 7, 2004, by and among Parent, the U.S. Company, Serial Solutions, Inc. and the stockholders of Serial Solutions, Inc.

“Sherman Act” shall mean the Sherman Act of 1890, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Stand-Alone Benefit Plans” shall have the meaning prescribed to such term in Section 6.7(b).

“Straddle Period” shall have the meaning prescribed to such term in Section 8.1(a).

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Superior Proposal” means any bona fide written Alternative Proposal that Parent’s Board determines in good faith (after consultation with its financial advisor) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Alternative Proposal and the Transactions deemed relevant by Parent’s Board, (ii) the identity of the third party making such Alternative Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Alternative Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Alternative Proposal) to Parent’s stockholders than the Transactions.

“Supplemental Information” shall have the meaning prescribed to such term in Section 6.11.

“Surviving LLC” shall have the meaning prescribed to such term in Section 2.2.

“Taxes” shall mean (i) any federal, state, provincial, local, territorial and foreign income, profits, capital gains, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts or (ii) any liability for the taxes of any Person other than the Acquired Entities (A) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

“Tax Returns” shall mean all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes (as they relate to the Business).

“Termination Date” shall mean April 1, 2007.

“Third Party Claim” shall have the meaning prescribed to such term in Section 10.4.

“Transaction Bonuses” shall mean transaction bonuses which become payable in connection with the Transactions, other than those payable by Parent.

“Transactions” shall have the meaning prescribed to such term in the Recitals.

“Transition Services Agreement” shall have the meaning prescribed to such term in Section 9.4.

“UK Companies” means ProQuest Information & Learning UK and ProQuest UK Holdings Ltd.

“UK Pension Plan” shall have the meaning prescribed to such term in Section 6.7(l)(1).

“UK Pension Underfunding” shall have the meaning prescribed to such term in Section 6.7(l)(1).

“Units” shall have the meaning prescribed to such term in Section 2.2(a).

“U.S. Company “ shall have the meaning prescribed to such term in the preamble.

“Voyager Holding Corp.” shall mean Voyager Holding Corp., a Delaware corporation.

“Voyager Transfer” shall mean the transfer of all of the issued and outstanding capital stock of Voyager Holding Corp. to Parent or a designated Subsidiary of Parent.

ARTICLE II

TRANSACTIONS; CONSIDERATION

2.1 Issuance of Preferred Stock. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing and as of the Closing Date (as hereinafter defined), the U.S. Company shall issue to Buyer Parent (or to a wholly-owned Subsidiary of Buyer Parent designated in writing at least two (2) days prior to the Closing Date), 1,000 shares of Preferred Stock, and Buyer Parent shall deliver (or cause to be delivered) the Issuance Price to the U.S. Company in exchange therefor.

2.2 Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing and as of the Closing Date, and in accordance with Section 18-209 of the Delaware Act, immediately after the Issuance on the Closing Date and the UK Pension Underfunding payment pursuant to Section 6.7(l)(1) and (2) (if applicable), Canada/U.K. LLC shall be merged with and into Buyer Sub and the separate existence of Canada/U.K. LLC shall thereupon cease, and Buyer Sub, as the surviving entity, shall by virtue of the Merger continue its existence as a limited liability company under the laws of the State of Delaware (the “Surviving LLC”).

(a) Conversion of Units. At the Closing Date, by virtue of the Merger, and without any action or the part of Buyer Sub or Canada/U.K. LLC:

(1) all membership interests of Buyer Sub outstanding immediately prior to the Closing date shall be remain outstanding as membership interests in the Surviving LLC.

(2) all membership interests of Canada/U.K. LLC outstanding immediately prior to the Closing Date (the “Units”) shall be exchanged for the right to receive, in the aggregate, the Base Price.

(b) The Surviving LLC.

(1) The name of the Surviving LLC from and after the Closing Date shall be “I&L Operating LLC”.

(2) The Certificate of Formation and the Limited Liability Company Agreement of Buyer Sub (the “LLC Agreement”), as in effect on the date hereof, shall, from and after the Closing Date, be and continue to be the Certificate of Formation and the LLC Agreement of the Surviving LLC unless and until amended in accordance with their terms and applicable law.

(3) As of the Closing Date, the managers of Buyer Sub immediately prior to the Closing Date shall manage the Surviving LLC in accordance with the Delaware Act and the LLC Agreement of the Surviving LLC.

(4) The officers of Buyer Sub immediately prior to the Closing Date shall be the officers of the Surviving LLC, each of whom shall hold office until his or her respective successor is elected and shall qualify in accordance with the LLC Agreement of the Surviving LLC.

(c) Effects of the Merger. Upon the Merger, for all purposes of the laws of the State of Delaware:

(1) all of the rights, privileges and powers of Buyer Sub and Canada/U.K. LLC, and all property, real, personal and mixed, and all debts due to Buyer Sub and Canada/U.K. LLC, as well as all other things and causes of action belonging to Buyer Sub and Canada/U.K. LLC, shall be vested in the Surviving LLC and shall thereafter be the property of the Surviving LLC as they were of Buyer Sub and Canada/U.K. LLC;

(2) the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in Buyer Sub and Canada/U.K. LLC, shall not revert or be in any way impaired;

(3) all rights of creditors and all liens upon any property of Buyer Sub and Canada/U.K. LLC shall be preserved unimpaired, and all debts, liabilities and duties of Buyer Sub and Canada/U.K. LLC shall attach to the Surviving LLC, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving LLC; and

(4) the Merger shall not require Canada/U.K. LLC to wind up its affairs under Section 18-803 of the Delaware Act or pay its liabilities and distribute its assets under Section 18-804 of the Delaware Act.

(d) Transfer, Conveyance and Assumption. At the Closing Date, Buyer Sub shall continue in existence as the Surviving LLC, and without further transfer, succeed to and possess all of the rights, privileges and powers of Canada/U.K. LLC, and all of the assets and property of whatever kind and character of Canada/U.K. LLC shall vest in the Surviving LLC without further act or deed; thereafter, Buyer Sub, as the Surviving LLC, shall be liable for all of the liabilities and obligations of Canada/U.K. LLC, and any claim or judgment against Canada/U.K. LLC may be enforced against Buyer Sub, as the Surviving LLC, in accordance with Section 18-209 of the Delaware Act.

(e) Further Assurances. If at any time Buyer Sub shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving LLC the title to any property or right of Canada/U.K. LLC, or otherwise to carry out the provisions hereof, the proper representatives of Canada/U.K. LLC as of the Closing Date shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving LLC, and otherwise to carry out the provisions hereof.

2.3 Purchase Price.

(a) The aggregate consideration in the Issuance for all of the Preferred Stock shall be $122,000,000 (the “Issuance Price”). Immediately after the Issuance, but before the Merger, the U.S. Company shall use the net proceeds of the Issuance (i) to repay Funded Debt owed by the U.S. Company to Parent and, following such repayment, all intercompany balances between Parent and its Subsidiaries (other than the Acquired Entities), on the one hand, and the Acquired Entities, on the other hand, shall be cancelled, and (ii) to cause UK Holdings to make the UK Pension Underfunding payment pursuant to Section 6.7(l)(1) and (2) (if applicable).

(b) The aggregate consideration in the Merger shall be $222,262,000 less the Issuance Price, less the Second Merger Common Stock Consideration, less the amount of the Funded Debt of the Acquired Entities as of the Closing Date (after giving effect to the transactions referred to in the second sentence of Section 2.3(a)), less the Transaction Bonuses, less the Existing Severance Costs, less the Serial Solutions Earnout Amount, less the IBM Cancellation Fee (the “Base Price”).

(c) The aggregate consideration in the Transactions shall be the Issuance Price, plus the Base Price, plus the Second Merger Common Stock Consideration, subject to adjustment pursuant to Article III below (the “Purchase Price”).

(d) Payment. At the Closing, (i) Buyer Parent shall pay to the U.S. Company the aggregate amount of the Issuance Price in immediately available U.S. federal funds, and (ii) Buyer Sub shall pay to the holders of Units the aggregate amount of the Base Price in immediately available U.S. federal funds the Base Price (collectively, the “Initial Payment”), to an account designated in writing by Parent at least two (2) Business Days prior to the Closing Date.

(e) Purchase Price Allocation. Schedule 2.3(e) sets forth the allocation of the consideration for the Transactions. The Buying Parties and Parent agree that no Party will take a position on any report, return, or other documents filed with any Governmental Authority or in any Proceeding that is in any manner inconsistent with Schedule 2.3(e).

ARTICLE III

ADJUSTMENTS TO PURCHASE PRICE

3.1 Adjustment Calculation. Not later than ninety (90) days after the Closing Date, Buyer Parent shall deliver to Parent a statement of the Closing Working Capital Value (the “Preliminary Statement”). The Preliminary Statement shall include Buyer’s calculation of Closing Working Capital Value. The Preliminary Statement shall be prepared in accordance with Schedule 1.1.

3.2 Final Determination.

(a) If Parent indicates in writing its acceptance of the Preliminary Statement and of Buyer Parent’s calculation of the Closing Working Capital Value, or fails to object thereto in accordance with Section 3.2(b), then Buyer Parent’s calculation of the Closing Working Capital Value reflected in the Preliminary Statement shall be deemed to be the final Closing Working Capital Value. When determining the final amount of the Closing Working Capital Value, the Closing Working Capital Value shall be decreased by fifty percent (50%) of the amount of any accruals incurred by the Acquired Entities between the period commencing on October 1, 2006 and ending on the Closing Date for payment obligations of the Acquired Entities or the Buying Parties referenced in Schedule 3.2(a) (it being understood that such accruals shall be excluded from the calculation of September Working Capital Value and from the calculation of the Closing Working Capital Value except as expressly provided in this sentence). Such accruals shall be determined consistent with the internal balance sheet of the Acquired Entities at September 30, 2006.

(b) Parent may indicate in writing its objection to the calculation of the Closing Working Capital Value by written notice to Buyer Parent delivered within twenty (20) days following delivery by Buyer Parent of the Preliminary Statement (the “Objection”), which shall specify in detail any disputes or objections thereto (the “Objection Disputes”) and Parent’s proposed resolution of each such dispute. If proper Objection is timely delivered, then Parent and Buyer Parent shall endeavor in good faith to resolve the Objection Disputes and to agree on a mutually acceptable calculation of the Closing Working Capital Value. If, within twenty (20) days following delivery of the Objection, Parent and Buyer Parent have not resolved all Objection Disputes and agreed to the Closing Working Capital Value, then Buyer Parent and Parent shall engage one of the so-called “big four” accounting firms (other than Parent’s Auditors or the auditors used by Buyer Parent or its Affiliates), reasonably acceptable to Parent and Buyer Parent (the “Designated Arbitrator”), to resolve any unresolved Objection Disputes. If the parties fail to agree upon a Designated Arbitrator, then the Designated Arbitrator shall be a firm of certified public accountants designated by the American Arbitration Association in New York, New York. The Designated Arbitrator shall be instructed to set forth a procedure to provide for prompt resolution and make its determination in respect of the Closing Working Capital Value within thirty (30) days following its retention. The Closing Working Capital Value will be determined by the Designated Arbitrator in accordance with the Schedule 1.1. Each Party shall submit to the Designated Arbitrator and exchange with each other, on a schedule to be determined by the Designated Arbitrator, a proposed Closing Working Capital Value, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such party’s explanation as to why its proposal is reasonable and appropriate. Based upon the Parties’ submission of such proposals and supporting documents to the Designated Arbitrator, the Designated Arbitrator shall resolve all unresolved Objection Disputes and shall determine the Closing Working Capital Value. The Designated Arbitrator’s determination shall be limited to awarding only one of the two proposals submitted, shall be made within fifteen (15) days of its receiving such proposals and supporting documents, and shall be set forth in a written statement delivered to Parent and Buyer Parent. The Designated Arbitrator’s determination of such Objection Disputes and the Closing Working Capital Value shall be final and binding upon the parties hereto. A judgment of a court of competent jurisdiction in accordance with Section 13.9 may be entered to enforce the Designated Arbitrator’s determination. All fees and costs of the Designated Arbitrator, if any, shall be paid by the Party whose Closing Working Capital Value is rejected by the Designated Arbitrator. The process set forth in this Section 3.2 shall be the exclusive remedy of the Parties for any disputes related to items reflected on the Preliminary Statement or covered by the calculation of the Closing Working Capital Value, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

3.3 Purchase Price Adjustment.

(a) Following Closing, in accordance with Section 3.2, the Base Price will be increased or decreased as set forth below to arrive at the Purchase Price:

(1) if the Closing Working Capital Value exceeds the September Working Capital Value, the amount of such excess will be added to the Base Price and Buyer Parent shall pay the amount of such excess to Parent in accordance with Section 3.3(c); and

(2) if the Closing Working Capital Value is less than the September Working Capital Value, the amount of such deficit will be subtracted from the Base Price and Parent shall pay the amount of such excess to Buyer Parent in accordance with Section 3.3(c).

(b) Any amount owing pursuant to Section 3.3(a) above shall bear interest from and including the Closing Date to, but excluding, the date of payment or delivery, as applicable, at a rate per annum equal to 8%, calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.

(c) Any amounts owing under this Section 3.3 shall be paid by Buyer Parent or Parent, as the case may be, by wire transfer to the account or accounts specified by the payee within five (5) Business Days following the final determination of the Closing Working Capital Value.

3.4 Allocated Tax Credits Benefit.

(a) After the Closing, the Buyer Parent shall pay or cause to be paid to the Parent eighty percent (80%) of the amount of any Allocated Tax Credits Benefit not later than five (5) Business Days after the date on which the Company, the Buying Parties or any Group of which any of the Company or a Buying Party is a member files an annual (or part-year, in the case of a short Tax year) federal Income Tax Return with respect to a period for which an Allocated Tax Credits Benefit is actually realized.

(b) Within thirty (30) days of filing a federal Income Tax Return with respect to a period for which an Allocated Tax Credits Benefit is actually realized, the accounting firm that prepared the federal Income Tax Return shall provide the Parent with a notice setting forth the Allocated Tax Credits Benefit that was realized during such period.

3.5 Cooperation. Following the Closing, the Buying Parties shall and shall cause the Business and their officers, employees, consultants, accountants and agents to cooperate fully with Parent and its representatives in connection with Parent’s evaluation of the Preliminary Statements or any Objection Dispute and to provide any information reasonably requested by Parent and its representatives in connection with its evaluation of the Preliminary Statement or with any Objection Dispute.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC

Except as set forth on the Parent Disclosure Schedule, Parent, the U.S. Company, and Canada/U.K. LLC hereby represent and warrant to the Buying Parties as follows:

4.1 Corporate Existence and Good Standing.

(a) Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, directly or indirectly, its assets and to carry on its business as now conducted. Each Acquired Entity is a corporation or similar legal entity, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary corporate or other power and authority to conduct its business as it is now conducting business. Each Acquired Entity is legally qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties and the conduct of its business requires such qualification, except for those jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Certificate of Incorporation, as amended, and Bylaws of the U.S. Company, each as in effect on the date hereof, have been made available to Buyer.

(b) Canada/U.K. LLC is a newly formed Delaware limited liability company whose only holdings consist of all of the issued and outstanding stock of ProQuest Information Access Limited and ProQuest UK Holdings Limited. Canada/U.K. LLC has been formed solely for the purpose of entering into the Merger and, prior to the Closing Date, will have no other assets and will have incurred no liabilities, except as contemplated herein.

4.2 Authority; Execution; Enforceability. Each of Parent, the U.S. Company, and Canada/U.K. LLC has all requisite power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, and (c) consummate the Transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions, by each of Parent, the U.S. Company, and Canada/U.K. LLC has been duly authorized by all requisite action on the part of each of them and no other action on the part of Parent, the U.S. Company or Canada/U.K. LLC is necessary for the execution, delivery and performance of this Agreement or the consummation of the Transactions. Assuming the due authorization, execution and delivery of this Agreement by all other parties hereto, this Agreement constitutes the valid and binding obligation of Parent, the U.S. Company, and Canada/U.K. LLC, enforceable against Parent, the U.S. Company, and Canada/U.K. LLC in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (y) general principles of equity.

4.3 Capitalization. The U.S. Company has an authorized capitalization consisting of 1,000 shares of Common Stock and 1,000 shares of Preferred Stock. All the shares to be issued hereunder to Buyer Parent will have been duly issued, fully paid and non-assessable. Except for rights arising under this Agreement, there is no, and immediately following the Closing there will not be any, outstanding option, warrant, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the U.S. Company any capital stock of the U.S. Company.

4.4 Absence of Conflicts. Except as set forth on Section 4.4 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and the consummation by each of Parent, the U.S. Company, and Canada/U.K. LLC of the Transactions will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Parent, the U.S. Company, or Canada/U.K. LLC, (b) conflict with or violate any Law or order, judgment or decree of any Governmental Authority applicable to Parent or any Acquired Entity or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Contract to which Parent or any Acquired Entity is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding is pending or, to the Knowledge of Parent, threatened against any of Parent, the U.S. Company, and Canada/U.K. LLC or the Business which would enjoin or delay the Transactions. Except as required by Antitrust Laws or clearance with respect to the UK Pension contemplated by Section 6.7(l), no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of Parent or the Acquired Entities in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect or which have been obtained or which may be necessary as a result of any facts relating solely to the Buying Parties or their Affiliates.

4.6 Acquired Entities.

(a) Section 4.6(a) of the Parent Disclosure Schedule sets forth for each Acquired Entity (i) its name and jurisdiction of formation, (ii) the authorized, issued and outstanding equity ownership interests of such entity, and (iii) the names of the holders thereof, and the number of ownership interests held by each such holder.

(b) Each holder of the ownership interests of each Acquired Entity listed on Section 4.6(a) of the Parent Disclosure Schedule has good and valid title to, and is the sole record and beneficial owner of, such ownership interests, free and clear of all Liens and Restrictions.

(c) All of the equity ownership interests of each Acquired Entity listed on Section 4.6(a) of the Parent Disclosure Schedule have been validly issued, have been fully paid and are nonassessable. There are no outstanding options, warrants, agreements or other rights of any kind relating to the sale or issuance of additional shares of capital stock or other securities in, or of any securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other securities in any Acquired Entity.

4.7 Financial Representation. The Cash Flow of the Business was not less than $3.75 million for the 12 months ended September 30, 2006. For purposes of this Section 4.7 “Cash Flow” shall mean earnings before interest, taxes, depreciation and amortization, minus capital expenditures, plus or minus the change in the Working Capital balance between October 1, 2005 and September 30, 2006, minus cash payments for capitalized leases. For this purpose, Working Capital shall be determined in the same manner as Closing Working Capital Value and September Working Capital Value are determined for purposes of Schedule 1.1.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Parent Disclosure Schedule or as contemplated or permitted by this Agreement, since October 1, 2006 (i) the Acquired Entities have conducted the Business in all material respects in the ordinary course consistent with past practice, (ii) there has not occurred any change or event that has resulted in, or would reasonably be expected to have, a Material Adverse Effect and (iii) the Acquired Entities and Parent and its Affiliates (relative to the Acquired Entities) have not:

(a) sold, assigned, licensed, transferred, leased or otherwise disposed of assets having a fair market value in excess of $100,000, except for sales of inventory or non-exclusive licenses in the ordinary course of business;

(b) taken any action that, if taken during the period from the date of this Agreement through the Closing, would have required the consent of Buyer Parent under Section 6.1(a), (b) or (c); or

(c) entered into any agreement, arrangement, understanding or commitment to take any of the actions specified in clauses (a) through (c) in this Section 4.8.

4.9 Assets. Except as set forth on Section 4.9 of the Parent Disclosure Schedule, the assets of the Acquired Entities constitute substantially all of the properties, assets and rights used by the Acquired Entities in the conduct of the Business as currently conducted.

4.10 Real Property.

(a) Section 4.10(a) of the Parent Disclosure Schedule lists all of the real property and interests therein owned by any Acquired Entity (with all easements and other rights appurtenant to such property, the “Owned Real Property”) and, relative to each such property or interest, the Acquired Entity that owns it. The applicable Acquired Entity holds fee simple title to each applicable parcel of Owned Real Property, free and clear of any Liens, except Permitted Liens.

(b) Section 4.10(b) of the Parent Disclosure Schedule lists all of the material real property and interests therein leased or subleased by any Acquired Entity (the “Leased Real Property”). For each item of Leased Real Property, Section 4.10(b) of the Parent Disclosure Schedule lists the lease or sublease, pursuant to which the applicable Acquired Entity holds a possessory interest in the Leased Real Property and all material amendments, renewals, or extensions thereto (each, a “Lease”). To the Parent’s Knowledge, each Lease is valid and binding. The leasehold interest of an Acquired Entity with respect to each item of Leased Real Property is held free and clear of any Liens, except Permitted Liens. Except as set forth on Section 4.10(b) of the Parent Disclosure Schedule, no Acquired Entity is a sublessor of, and has not assigned any Lease covering, any portion of the Leased Real Property.

(c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all material interests in real property currently owned or leased in connection with the Business. No Acquired Entity has received written notice that the location, construction, occupancy, operation or use of the buildings located on the Real Property violates any restrictive covenant or deed restriction recorded against such Real Property or any other Laws, except for such violations which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.11 Contracts.

(a) Except as set forth in Section 4.11 of the Parent Disclosure Schedule, there are no outstanding Contracts to which any Acquired Entity is a party or by which any Acquired Entity is bound that:

(1) involve commitments by such Person for terms in excess of three (3) years and involve annual payments or receivables of more than $200,000;

(2) individually involve payment of more than $500,000 in the aggregate by such Person and are not terminable by their terms, without penalty, on twelve (12) months or less notice;

(3) consist of obligations for Funded Debt in excess of $1,000,000;

(4) involve employment, severance or other agreements involving compensation of Business Employees for services rendered or to be rendered, other than arrangements with Business Employees having base salaries less than $150,000 per year;

(5) consist of Contracts for the supply of products or services, involving annual payments in excess of $250,000, which are required for the ongoing conduct of the Business following Closing and not reasonably available from another source;

(6) consist of Contracts for the license, use, development or disclosure of material Intellectual Property owned by a third party (other than Contracts for (i) the license of off-the-shelf computer software that is generally available to the public or (ii) content provided by publishers to the Acquired Entities in connection with the Business);

(7) consist of Contracts between an Acquired Entity, on one hand, and Parent or any of Parent’s other Affiliates that are not an Acquired Entity, on the other hand;

(8) grants any Lien upon any asset of the Business outside of the ordinary course of business, except for Permitted Liens;

(9) contains any covenant or provision currently in effect which by its terms prohibits the Business from competing with any Person in any geographic area in which the Business generated more than 5% of its revenue in fiscal year 2005; or

(10) provides by its terms that the Business indemnify any other Person, other than as is in the ordinary course of business.

(b) Contracts required to be disclosed on Section 4.11 of the Parent Disclosure Schedule are hereafter referred to as the “Disclosed Contracts”.

(c) Each Disclosed Contract is valid and binding on the applicable Acquired Entity, and, to the Knowledge of Parent, is valid and binding on the other parties thereto, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The applicable Acquired Entity that is a party to the Disclosed Contract and, to the Knowledge of Parent, the other parties thereto are not in default or breach under any such Disclosed Contract, and there are no pending claims affecting the Disclosed Contracts as of which any Acquired Entity has written notice, except where such default, breach or claim would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.12 Litigation; Orders. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, there is no pending or, to the Knowledge of Parent, threat of any legal or administrative Proceeding against the Business or the Acquired Entities that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no judgment, order, injunction or decree imposed upon any Acquired Entity by any Governmental Authority relating to the Acquired Entity, except for such judgments, orders, injunctions or decrees which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.13 Intangible Property Rights. Section 4.13(i) of the Parent Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain name registrations included in the Intellectual Property Assets that are material to the operation of the Business as currently conducted. To the Knowledge of Parent, with respect to each item of Intellectual Property Assets that is material to the operation of the Business as currently conducted, an Acquired Entity has the valid right to own or use such Intellectual Property Asset, free and clear of any Liens, other than Permitted Liens. Except as set forth on Section 4.13(ii) of the Parent Disclosure Schedule, to the Knowledge of Parent, (a) no Person is engaging in any activity that infringes any Intellectual Property Asset that is material to the operation of the Business as currently conducted, (b) there is no pending or written threat of any claim, action or proceeding or allegation of infringement or offer of license asserted against Parent or the Acquired Entities alleging that the operation of the Business as currently conducted or the use of any Intellectual Property Assets in the operation of the Business as currently conducted infringes, misappropriates, dilutes, or violates the Intellectual Property of any third party, and (c) the operation of the Business as currently conducted, and the use of the Intellectual Property Assets in connection therewith, does not infringe, misappropriate, dilute, or violate the Intellectual Property of any third party. Except as set forth on Section 4.13(iii) of the Parent Disclosure Schedule or as otherwise provided in the Transition Services Agreement, each item of Intellectual Property Assets owned or used by the Acquired Entities immediately prior to the Closing hereunder will be owned or available for use by the Business on substantially similar terms and conditions immediately subsequent to the Closing hereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Entities are taking or have taken commercially reasonable actions to maintain, and the actions that, to the Knowledge of Parent, are required to protect, each Intellectual Property Asset. The Acquired Entities have a valid right to access and use all Business IT Systems in connection with the operation of the Business. Except for the services to be provided pursuant to the Transition Services Agreement, the consummation of the Transactions will not impair or interrupt, in any material respect, (i) the Acquired Entities’ or the Buying Parties’ access and use of, or their right to access and use, any material portion of the Business IT Systems and (ii) to the Knowledge of Parent, the Business’s customers’ and vendors’ access and use of any material portion of the Business IT Systems. The Acquired Entities have taken commercially reasonable steps (A) to secure the Business IT Systems from unauthorized access or use by any Person and (B) to ensure the continued and uninterrupted operation of the Business IT Systems, including employing adequate security, encryption, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures. Neither Parent (with respect to the

Business) nor any of the Acquired Entities has received written communication from any customer alleging that the Business IT Systems used by the Acquired Entities to provide products and services to their customers contain any material errors or problems of a material nature that disrupt their operation.

4.14 Tax Matters.

(a) Neither the U.S. Company nor any of its U.S. Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal Income Tax Return other than a group the common parent of which is Parent (the “Parent Affiliated Group”).

(b) The Parent Affiliated Group has filed all material Income Tax Returns that it was required to file for each taxable period during which the U.S. Company or any of its U.S. Subsidiaries was a member of the Parent Affiliated Group and all such Income Tax Returns are true, correct and complete in all material respects. All Income Taxes owed by the Parent Affiliated Group (whether or not shown on any Tax Return) have been paid or have been adequately accrued for with respect to each taxable period during which the U.S. Company or any of its U.S. Subsidiaries was a member of the Parent Affiliated Group. No Parent or director or officer (or employee responsible for Tax matters) of any of Parent and its U.S. Subsidiaries expects any Governmental Authority to assess any additional material Income Taxes against Parent Affiliated Group for any taxable period during which the U.S. Company or any of its U.S. Subsidiaries was a member of the Parent Affiliated Group. There is no dispute or claim concerning any Income Tax Liability of the Parent Affiliated Group for any taxable period during which the U.S. Company or any of its U.S. Subsidiaries was a member of the Parent Affiliated Group either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of Parent or the directors and officers (and employees responsible for Tax matters) of any of Parent and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Except as disclosed in Section 4.14(b) of the Parent Disclosure Schedule, Parent Affiliated Group has not waived any statute of limitations in respect of any material Income Taxes or agreed to any extension of time with respect to a material Income Tax assessment or deficiency for any taxable period during which the U.S. Company or any of its U.S. Subsidiaries was a member of the Parent Affiliated Group.

(c) Except as disclosed in Section 4.14(c) of the Parent Disclosure Schedule, each Acquired Entity has timely filed all material Tax Returns that it was required to file and each such Tax Return is true, correct and complete in all material respects. All Taxes due and owing (whether or not shown on any Tax Return) have either been timely paid by each Acquired Entity or have been adequately accrued for, and since October 1, 2006, no Acquired Entity has incurred any material liability for Taxes outside the ordinary course of business.

(d) No Acquired Entity is a party to any Tax sharing agreement. No Acquired Entity is subject to any joint venture, cooperative, partnership or other arrangement or contract that is treated as an entity (including a partnership) for Federal income tax purposes.

(e) Each Acquired Entity, its officers, directors, or any employee responsible for Tax matters has complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. No Governmental Authority is conducting or has proposed in writing to conduct an audit with respect to any Tax Returns filed by or with respect to any Acquired Entity. Except as set forth on Section 4.14(e) of the Parent Disclosure Schedule, no material Tax deficiency has been proposed or assessed in writing against any Acquired Entity, or with respect to the activities of any Acquired Entity. No power of attorney has been granted by or with respect to any Acquired Entity with respect to any matter relating to Taxes which remains in effect. No Acquired Entity has engaged in any transaction that would constitute a “reportable transaction,” a transaction substantially similar to a “reportable transaction,” or a “tax shelter” within the meaning of Sections 6011, 6111, 6662 or 6707A of the Code and the Treasury Regulations thereunder or any analogous or similar state, local, or foreign Law. Except as set forth on Section 4.14(e) of the Parent Disclosure Schedule, no Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, any Tax period ending on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) disposition made on or prior to the Closing Date, (iii) item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, (iv) “closing agreement” as described in Section 7121 of the Code or similar state, local or foreign Tax Law, (v) prepaid amount received on or prior to the Closing Date (excluding any amounts realized pursuant to Section 455) or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to Tax in that jurisdiction.

(f) Parent has delivered to the Buying Parties (i) complete and correct copies of all material Tax Returns of each Acquired Entity, and of all material examination reports and statements of deficiencies assessed against or agreed to by any Acquired Entity for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all federal consolidated income Tax Returns of the Parent Affiliated Group for the last three taxable years. Section 4.14(f) of the Parent Disclosure Schedule lists each state, local, county, municipal or foreign jurisdiction in which any Acquired Entity or any Subsidiary of an Acquired Entity files or is or has been determined by any Governmental Entity to be required to file a Tax Return or is or has been determined by a Governmental Entity to be liable for any Tax on a “nexus” basis at any time for a taxable period for which the statute of limitations has not expired.

(g) In the past five (5) years, no Acquired Entity has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

(h) Each of the Foreign Subsidiaries has timely filed all material Tax Returns that it was required to file and all such Tax Returns are true, correct and complete in all material respects, and has timely paid all Taxes required to be paid by it.

(i) There are no Liens for Taxes on any of the assets of the Acquired Entities, other than Permitted Liens.

(j) None of the Foreign Subsidiaries is engaged in a trade or business in the United States or has a permanent establishment in the United States.

(k) The aggregate Tax basis of the assets of the Business of the U.S. Company as of September 30, 2006, was at least $288 million, and there has been no change to the basis of such assets other than in the ordinary course of business since that date.

(l) The amount of net operating loss carryforwards of Bigchalk Inc. apportioned to the U.S. Company pursuant to the Treasury Regulations under Section 1502 of the Code in connection with the Transactions and the Second Merger will be at least $30 million.

(m) The aggregate Taxes payable in connection with the non-Income Tax matters described in item 5 under the heading “Current Examinations (Audits) in Process” in Section 4.14(e) of the Parent Disclosure Schedule shall not exceed $500,000.

4.15 Labor Matters.

(a) Except as described on Section 4.15 of the Parent Disclosure Schedule,

(1) neither Parent nor its Affiliates are party to any collective bargaining or similar agreement with respect to the Business;

(2) no material employee strike, work stoppage, lock-out or labor dispute is pending or, to Parent’s Knowledge, threatened against or involving the Business;

(3) no material unfair labor practice or similar charge or complaint against the Business is pending, or to Parent’s Knowledge, threatened; and neither Parent nor any of its Affiliates have engaged in any material unfair labor practices within the meaning of the National Labor Relations Act and the Railway Labor Act;

(4) no union grievance or similar complaint is pending or, to Parent’s Knowledge, threatened with respect to the Business that is material to the ongoing operation of the Business;

(5) no material collective bargaining or similar agreement is currently being negotiated or is currently subject to negotiation or renegotiation by Parent or its Affiliates with respect to the Business Employees; and

(6) no material action, suit or complaint, by or before any court, arbitrator or governmental body, agency or authority has been brought against Parent or any of its Affiliates by or on behalf of any Business Employee and is pending or, to Parent’s Knowledge, is threatened.

(b) Parent and its Affiliates (i) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, occupational safety and wage and hours, in each case, with respect to the Business Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to the Business Employees; (iii) are not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for the Business Employees.

(c) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.15 and Section 4.16 shall be deemed the only representations and warranties in this Agreement with respect to matters directly or indirectly relating to, or arising out of, employment, employment practices, labor, terms and conditions of employment, occupational safety and wage and hours.

4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Parent Disclosure Schedule sets forth a list of material Benefit Plans.

(b) Each Benefit Plan has in all material respects been established, maintained and administered in accordance with its terms and in compliance with the applicable Laws, including, without limitation, ERISA and the Code.

(c) With respect to each Benefit Plan: (i) each plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code, if applicable; (ii) there has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, within the last five (5) years, (iii) within the last five (5) years, no such plan has been terminated under either a distress or standard termination as provided in Title IV of ERISA, nor has any notice of intent to terminate any plan been filed with the Pension Benefit Guaranty Corporation (“PBGC”), nor has the PBGC issued any notice of intent to terminate a plan; and (iv) no plan has incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and Section 302 of ERISA (whether or not waived) within the last five (5) years. Except as set forth on Section 4.16(c) of the Parent Disclosure Schedule, there are no material actions, suits or other claims pending with respect to any such Benefit Plan, other than routine claims for benefits, qualified domestic relations orders (as defined in ERISA Section 206(d)) and qualified medical child support orders (as defined in ERISA Section 609) and, to Parent’s Knowledge, no such actions, suits or other claims are threatened.

(d) Except as set forth on Section 4.16(d) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will (either alone or together with any other event): (i) result in any payment (including, without limitation, any bonus, severance, unemployment compensation, or forgiveness of indebtedness) becoming due to any Business Employee, (ii) increase any benefit otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding, of any such benefit, or (iv) result in any payment or provision of any benefit or other right that would constitute an “excess parachute payment” for purposes of Section 280G or Section 4999 of the Code.

(e) Neither Parent nor any ERISA Affiliate has or will have any liability (contingent or otherwise) to or in connection with (i) any Benefit Plan that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or (ii) any other Benefit Plan subject to Title IV of ERISA.

(f) Except as set forth in Section 4.16(f) of the Parent Disclosure Schedule, neither Parent nor its Affiliates (i) maintains or contributes to any Benefit Plan (excluding any plan mandated by law) which provides, or has any liability to provide, life insurance, health, severance or other employee welfare benefits to any Business Employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted in written form to any Business Employee (either individually or to Business Employees as a group) that such Business Employee(s) would be provided with life insurance, health, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

(g) Neither Parent nor its Affiliates has classified any individual as an “independent contractor” or of similar status who, according to a Benefit Plan or the law of the jurisdiction, should have been classified as an employee of the Acquired Entities or of similar status.

(h) Neither Parent nor its Affiliates has any liability, actual or contingent, by reason of any Business Employee who was improperly excluded from participating in any Benefit Plan.

(i) Parent and its Affiliates have complied in all material respects with all Laws relating to the employment or retention of Business Employees. There are no material lawsuits, grievances, proceedings, complaints or other proceedings pending, or to the knowledge of Parent, threatened, including involving governmental authorities and otherwise, in respect of such employment or retention.

(j) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.16 and Section 4.15 shall be deemed the only representations and warranties in this Agreement with respect to matters directly or indirectly relating to, or arising out of, Benefit Plans or any Laws relating to the employment or retention of Business Employees.

4.17 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) each Acquired Entity has all Permits required by any Governmental Authority for the operation of the

Business and the use of its properties as presently conducted or used; (ii) all such Permits are in full force and effect and no action, claim or proceeding is pending nor overtly threatened in writing, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid; and (iii) each Acquired Entity is in compliance with all Laws applicable to its existence, financial condition, operations, properties or Business, and neither Parent nor any Acquired Entity has received any written notice to the contrary.

4.18 Finders; Brokers. Neither Parent nor any Acquired Entity is party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which the Buying Parties will be liable.

4.19 Environmental Matters.

(a) The Acquired Entities are in compliance with all Environmental Laws applicable to the Business as presently conducted by the Acquired Entities except for such instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Since January 1, 2003, neither Parent nor any Acquired Entity has received any written notice of the institution or pendency of any proceeding, investigation or claim by any Person alleging any liability under any Environmental Law arising from or relating to the conduct of the Business, as presently conducted by the Acquired Entities, except for such cases that have been concluded.

(c) To the Knowledge of Parent, the Owned Real Property and the Leased Real Property are free of any material contamination by any Hazardous Substances that would require any investigation, correction or remediation under any Environmental Law.

(d) None of the Acquired Entities are subject to any agreement with any Governmental Authority to correct noncompliance or alleged noncompliance with any Environmental Law, or to investigate or remediate the presence or alleged presence of any Hazardous Substances on any Real Property, except for such agreements that are no longer binding upon any Acquired Entity or do not impose cost or obligations on the Acquired Entities are material to the ongoing operations of the Business.

(e) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.19 shall be deemed the only representations and warranties in this Agreement with respect to matters directly or indirectly relating to, or arising out of, Environmental Laws or Hazardous Substances.

4.20 No Undisclosed Liabilities. Except as set forth on Section 4.20 of the Parent Disclosure Schedule, the Acquired Entities have no indebtedness, obligations or liabilities of any kind that are not accrued or reserved against in the Reference Statement, other than (a) liabilities or obligations incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (b) liabilities or obligations incurred in connection with this Agreement or the Transactions, (c) liabilities or obligations arising under the express terms of any Contract (excluding any liabilities or obligations arising out of any breach or violation by the

Acquired Companies of the terms and conditions of any such Contract), (d) Excluded Liabilities, or (e) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.21 Related-Party Transactions. Except as set forth on Section 4.21 of the Parent Disclosure Schedule or as contemplated by this Agreement or the Transition Services Agreement, since December 31, 2005, to the Knowledge of Parent, no Affiliate of Parent that is not an Acquired Entity (i) has been a party to any Contract, or has otherwise entered into any transaction, with the Acquired Entities that calls for the payment by or on behalf of the Business in excess of $250,000 per annum, or the delivery by the Business of goods or services with a fair market value in excess of $250,000 per annum, or provides for the Business to receive any payments in excess of, or any property with a fair market value in excess of, $250,000 per annum, or (ii) owns any material property or right, tangible or intangible, which is used by the Business (each, a “Related Party Transaction”).

4.22 Insurance. Section 4.22 of the Parent Disclosure Schedule contains a list of all policies of fire, liability, workers’ compensation, property or casualty insurance that are material to the Business and that are owned or held by Parent or the Acquired Entities for the benefit of the Business as of the date of this Agreement. To the Knowledge of Parent, all such policies are in full force and effect. The insurance policies listed in Section 4.22 of the Parent Disclosure Schedule are in amounts and have coverages as required by any Disclosed Contract.

4.23 Publishers. Except as set forth on Section 4.23 of the Parent Disclosure Schedule, since October 1, 2006, none of the 50 largest publishers (as measured by royalties during the twelve months ended December 31, 2005) listed on Section 4.23 of the Parent Disclosure Schedule, has notified Parent or any of the Acquired Entities that it is terminating, nor to the Knowledge of Parent has explicitly threatened to terminate in the last six months, its business relationship with Parent (with respect to the Business) or the Acquired Entities.

4.24 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NEITHER PARENT, THE RETAINED SUBSIDIARIES NOR ANY OF THE ACQUIRED ENTITIES NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ENTITIES, OR THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE ACQUIRED ENTITIES OR THE NEGOTIATION, EXECUTION, DELIVERY OR PERFORMANCE OF THIS AGREEMENT BY PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC. THE BUYING PARTIES ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC HAVE NOT MADE, AND PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYING PARTIES HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND THE BUYING PARTIES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST EACH

OF PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO THE BUYING PARTIES AND THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC. WITHOUT LIMITING THE FOREGOING, PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC ARE NOT MAKING ANY REPRESENTATION OR WARRANTY TO THE BUYING PARTIES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE ACQUIRED ENTITIES OR ANY SUBSET THEREOF. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF PARENT, THE U.S. COMPANY, OR CANADA/U.K. LLC TO THE BUYING PARTIES OR THEIR RESPECTIVE REPRESENTATIVES, THE BUYING PARTIES ACKNOWLEDGE THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (II) THE BUYING PARTIES ARE FAMILIAR WITH SUCH UNCERTAINTIES, (III) THE BUYING PARTIES ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT AND (IV) THE BUYING PARTIES SHALL HAVE NO CLAIM AGAINST ANY OF PARENT, THE U.S. COMPANY, AND CANADA/U.K. LLC, THE RETAINED SUBSIDIARIES, ANY ACQUIRED ENTITY OR THEIR RESPECTIVE AFFILIATES WITH RESPECT THERETO.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES

The Buying Parties and Guarantor jointly and severally represent and warrant to Parent, the U.S. Company, and Canada/U.K. LLC as follows:

5.1 Authority; Execution; Enforceability. Such Buying Parties and Guarantor have all requisite capacity, power and authority to (a) execute and deliver this Agreement, (b) perform their obligations hereunder, and (c) consummate the Transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions, in each case by such Buying Parties and Guarantor, has been duly authorized by all requisite action on the part of such Buying Parties and Guarantor, and no other action on the part of such Buying Parties or Guarantor is necessary for the execution, delivery and performance of this Agreement, by such Buying Parties or Guarantor or the consummation of the Transactions. Assuming the due authorization, execution and delivery of this Agreement by all other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Buying Parties and Guarantor, enforceable against such Buying Parties and Guarantor in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (y) general principles of equity.

5.2 No Conflicts. The execution and delivery of this Agreement by the Buying Parties and Guarantor and the consummation by the Buying Parties and Guarantor of the Transactions will not (a) violate, conflict with or result in the breach of the respective certificate of incorporation or bylaws, certificate of formation or LLC agreement or certificate of limited partnership or limited partnership agreement (or similar organizational documents) of the Buying Parties and Guarantor, (b) conflict with or violate any Law or order, judgment or decree of any Governmental Authority applicable to the Buying Parties or Guarantor or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Contract to which either of the Buying Parties or Guarantor is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.3 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative Proceeding is pending or, to the Knowledge of either Buying Party, overtly threatened in writing against a Buying Party or Guarantor which would enjoin or delay the Transactions. Except as required by Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of either Buying Party or Guarantor in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect or which have been obtained.

5.4 Finders; Brokers. Neither Buying Party is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which Parent or any of its Affiliates will be liable.

5.5 Purchase for Investment. Each Buying Party is aware that the Units and Preferred Stock being acquired pursuant to the Transactions are not registered under the Securities Act, or under any state or foreign securities laws. Neither Buying Party is an underwriter, as such term is defined under the Securities Act, and the Buying Parties are purchasing such Units and Preferred Stock solely for investment, with no present intention to distribute any such Units and Preferred Stock to any Person, and neither Buying Party will sell or otherwise dispose of the Units and Preferred Stock except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

5.6 Financing. The Buying Parties have, or will have at or prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions. Copies of the debt commitment letters (the “Commitment Letters”) pursuant to which the Buying Parties’ lenders have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”) are attached as Exhibit B. Each of the Commitment Letters is in full force and effect and has not been amended or terminated in any manner that could reasonably be expected to materially adversely affect the ability of the Buying Parties to consummate the Transactions. Each of the Buying Parties has taken all actions required to cause the Commitment Letters to be effective, and each of the Commitment Letters is a valid and binding commitment of the Buying Parties and the financing sources party thereto.

5.7 Litigation. There is no pending or, to the Knowledge of the Buying Parties, threat of legal or administrative Proceeding, against either of the Buying Parties or Guarantor which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

5.8 Due Diligence. The Buying Parties have conducted such investigations of the Business as they deem necessary and appropriate, and have received all of the information that they have requested from Parent in connection with the execution and delivery of this Agreement and the consummation or the Transactions.

5.9 Guarantor. As of the date hereof, Guarantor has a fair market value of not less than $100 million. Guarantor has adequate capital to carry on its business and to pay its debts as they become due and has sufficient cash, available line of credit or other sources of immediately available funds to enable it to fulfill its obligations pursuant to Article XII herein.

ARTICLE VI

COVENANTS

6.1 Operation of the Business. Except as contemplated by this Agreement or as disclosed on Schedule 6.1 (such exceptions and disclosed matters herein referred to as “Permitted Transactions”), on or after the date hereof and prior to the Closing, Parent shall, and shall cause the Acquired Entities to (i) use its and their commercially reasonable efforts to continue, in a manner consistent with the past practices of the Business, to operate and conduct the Business in the ordinary course and (ii) not to take any of the following actions in connection with or on behalf of the Business without the prior written approval of Buyer Parent (which approval shall not be unreasonably withheld, conditioned or delayed):

(a) sell, lease, transfer or otherwise dispose of or encumber (other than Permitted Liens) any of the properties or assets of the Business, other than in the ordinary course of business;

(b) cancel any material debts or waive any material claims or rights pertaining to the Business, except in the ordinary course of business;

(c) grant any increase in any material respect in the compensation of officers or employees, except for increases (i) with respect to non-officers, in the ordinary course of business and consistent with past practice, (ii) as a result of collective bargaining, (iii) as required by any material Benefit Plan or agreement, or (iv) as required by Law;

(d) except in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (i) purchase money borrowings, (ii) refunding of existing indebtedness, (iii) indebtedness to an Affiliate incurred in the ordinary course of business, and (iv) other indebtedness for borrowed money that is not material to the results of operations or financial condition of the Business taken as a whole;

(e) issue, sell or grant any shares of capital stock of any of the Acquired Entities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of such capital stock;

(f) make investments in or acquisitions on behalf of or for the Business (by purchase of securities or assets, merger or consolidation, or otherwise) of other Persons, businesses or divisions thereof, except for acquisitions in settlement of outstanding debts or pursuant to bankruptcy or restructuring plans of entities of which any Acquired Entity is a creditor;

(g) make loans or advances on behalf of or for the Business (other than travel and similar advances to its employees and trade credit to customers in the ordinary course of business) to any Person;

(h) amend in any material respect the organizational or charter documents of any of the Acquired Entities;

(i) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any Acquired Entity (other than as contemplated hereby or acquisitions permitted under clause (f) above);

(j) with respect to an Acquired Entity, (i) make or rescind any material Tax election, unless required to do so by Law, (ii) change any material Tax election, settle or compromise any material federal, state, local, provincial or foreign Tax liability, or waive or extend the statute of limitations in respect of any material Taxes, (iii) file or cause to be filed any amended Tax Return or file or cause to be filed any material claim for refund of Taxes, or (iv) prepare or file any Tax Return inconsistent with past practice in preparing or filing similar Tax Returns in prior periods except to the extent required by Law; or

(k) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Financing.

(a) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Buying Parties shall use their commercially reasonable efforts to enter into definitive agreements with respect to, and to obtain funding under, the Debt Financing. In the event any portion of the Debt Financing becomes unavailable, in the manner or from the sources originally contemplated, the Buying Parties will use their commercially reasonable efforts to obtain any such portion from alternative sources on terms not materially less beneficial to the Buying Parties (as determined by Buyer Parent) than provided in the Commitment Letter.

(b) At the sole expense of the Buying Parties, prior to the Closing, Parent shall, and shall cause the Businesses to, and its and their respective Representatives to, use their commercially reasonable efforts to provide to the Buying Parties all cooperation reasonably requested by Buyer Parent that is necessary or desirable in connection with the Debt Financing and the Transactions; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Parent or the Business.

6.3 No Solicitation.

(a) Parent shall immediately cease, and shall direct its Subsidiaries and Representatives to immediately cease and cause to be terminated, any and all existing discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal or an Alternative Proposal. Except as set forth in this Section 6.3 and in Article XI, Parent shall not, and shall direct its Subsidiaries and Representatives not to directly or indirectly (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiries, proposals or offers with respect to an Acquisition Proposal or an Alternative Proposal, (ii) initiate or participate in any discussions or negotiations regarding an Acquisition Proposal or an Alternative Proposal or (iii) approve or recommend an Acquisition Proposal or an Alternative Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for an Acquisition Proposal or an Alternative Proposal.

(b) From and after the date of this Agreement, Parent shall notify Buyer Parent within 48 hours upon receipt by it, or its Subsidiary or Representative, of any written Acquisition Proposal or Alternative Proposal. Parent shall notify Buyer Parent within 48 hours with the material terms of such Acquisition Proposal or Alternative Proposal (excluding the identity of the Person submitting the Acquisition Proposal). Parent shall keep Buyer Parent reasonably informed of the status of any such Acquisition Proposal or Alternative Proposal and any material modifications.

(c) Notwithstanding anything to the contrary contained in this Section 6.3, at any time from the date of this Agreement and prior to the Closing, Parent shall be permitted, if it has otherwise complied with its obligations under this Section 6.3(c), to take any of the following actions:

(1) engage in discussions or negotiations with a Person who has made a written Alternative Proposal not solicited in violation of this Section 6.3 if, prior to taking such action, Parent’s Board of Directors determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Alternative Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that such action is necessary or advisable to comply with its fiduciary obligations to Parent’s stockholders under applicable laws; and

(2) furnish or disclose any non-public information relating to Parent or any of its Subsidiaries to a Person who has made a written Alternative Proposal not solicited in violation of this Section 6.3 if, prior to taking such action, Parent’s Board determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Alternative Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that such action is necessary or advisable to comply with its fiduciary obligations to Parent’s stockholders under applicable laws, but only so long as Parent has caused such Person to enter into a confidentiality agreement substantially the same as that entered into by Buyer Parent with Parent.

(d) Nothing contained in this Section 6.3 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent’s stockholders if, in the good faith judgment of the board of directors of Parent, after consultation with independent counsel, failure so to disclose could be inconsistent with its obligations under applicable Law.

6.4 Mutual Cooperation; No Inconsistent Action.

(a) Subject to the terms and conditions of this Agreement, Parent and the Acquired Entities, on one hand, and the Buying Parties, on the other hand, shall cooperate with each other and use their commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the Transactions. Subject to applicable Laws relating to the exchange of information and in addition to Section 6.4(c), the Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Each Party shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such party or its Affiliates from, or given by such party to, the Federal Trade Commission, the Antitrust

Division of the Department of Justice, or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions.

(d) From and after the Closing, the Buying Parties shall cause the Acquired Entities to cooperate with all reasonable requests of Parent related to the restatement of Parent’s financial statements and the preparation of Parent’s periodic reports with the SEC. Parent will reimburse the Acquired Entities for reasonable out-of-pocket expenses incurred in connection with the foregoing.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.4, each Party shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, each Party shall use its commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Termination Date, including by defending through litigation on the merits any claim asserted in any court by any Person, (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Termination Date). The Buying Parties agree to negotiate, commit to or effect as promptly as practicable, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such assets, properties or businesses of the Buyer Parties or of the Business, and the entrance into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, the Buying Parties shall use their commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable.

(f) Parent and the Buying Parties shall notify and keep the other advised as to any litigation or administrative Proceeding pending or, to its Knowledge, threatened in writing, which challenges the Transactions. Subject to Section 6.3 and Article XI, Parent and the Buying Parties shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the Transactions.

(g) Neither Buying Party shall, nor shall it permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental

Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(h) From an after the Closing, the Buying Parties shall cause, except in the case of an adversarial action by Parent against any of the Acquired Entities or the Buying Parties, the Acquired Entities to cooperate with Parent and make available to Parent, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of the Acquired Entities as witnesses and any books, records or other documents within the Buying Parties’ or Acquired Entities’ control or which they otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any action in which Parent or its Affiliates (other than the Acquired Entities) may from time to time be involved, regardless of whether such action is a matter with respect to which indemnification may be sought hereunder. Parent shall bear all out-of-pocket costs and expenses in connection therewith. In connection with any matter contemplated by this Section 6.4(h), the relevant parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of Parent.

6.5 Public Disclosures. Following the execution of this Agreement, the Parties shall issue a press release announcing the Transactions, in form and substance reasonably acceptable to both Parties. Prior to the Closing Date, no Party shall (except in the case of Parent with respect to (a) presentations made to analysts or investors concerning the Transactions, and (b) disclosures made to the employees of Parent, the Business and their respective Affiliates) issue any other press release or make any other public disclosures concerning this Transaction or the contents of this Agreement without the prior written consent of the other Party, unless a Party believes, upon advice of counsel, it is required by Law or regulation (of any applicable stock or securities exchange or otherwise) to make such public disclosure. The Parties shall reasonably cooperate as to the timing and contents of any public announcement or communication.

6.6 Access to Records and Personnel.

(a) From the date hereof until the earlier of the Closing or termination of this Agreement, upon reasonable notice, and subject to the Confidentiality Letter, Parent shall, and shall cause the Acquired Entities to, afford the Buying Parties and their representatives reasonable access to (i) the books, records, Tax information documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Acquired Entities (the “Books and Records”) (including the right to make copies of such Books and Records), (ii) personnel having knowledge of the contents of the Books and Records and (iii) the senior managers of the Acquired Entities; provided, however, that any such access to information shall be conducted at the Buying Parties’ expense, during normal business hours, and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose any information to the Buying Parties if such disclosure would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) disrupt or jeopardize any material customer or vendor relationship or (iv) include Tax information pertaining to Parent or its Affiliates other than the Acquired Entities.

(b) From and after the Closing Date, the Parties shall, and the Buying Parties shall cause the Acquired Entities to, retain the Books and Records in their possession for seven (7) years or for such longer period as may be required by Law.

(c) From and after the Closing Date, the Parties shall allow each other, and Buyer Parent shall cause the Acquired Entities to allow Parent, its Affiliates and their respective representatives, reasonable access to the Books and Records (including the right to make copies of such Books and Records) and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, for legitimate non-competitive business reasons, including the restatement of Parent’s financial statements, preparation of audited financial statements, Tax Returns and the defense of Proceedings. Each Party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such Books and Records and/or personnel to the other party. The requesting party shall, and the Buying Parties shall cause the Acquired Entities and its Affiliates to hold in confidence all confidential information identified as such by, and obtained after the Closing from, the disclosing party, any of its officers, agents, representatives or employees; provided, however, that information that (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party; or (iv) the requesting party is required by Law or regulation (of any applicable stock or securities exchange or otherwise) or otherwise deems necessary and proper to disclose in connection with the filing, examination or defense of any Tax Return or other document required to be filed, shall not be deemed to be confidential information. In addition, the Parties agree that confidential information may be used for the purpose for which it was supplied.

(d) From and after the Closing Date, Parent and its Representatives shall hold in confidence all confidential information relating to the Business; provided, however, that information that (i) is in the public domain, (ii) is required by Law or regulation (of any applicable stock or securities exchange or otherwise) to be disclosed or (iii) is developed independently by the business retained by Parent.

6.7 Employee Relations and Benefits.

(a) General Obligation. Buyer Parent shall cause the Acquired Entities to continue the employment immediately following the Closing of all Current Business Employees employed by Acquired Entities on the Closing Date. Such continuation of employment will be at the same base wages or salaries immediately prior to the Closing Date. If a Current Business Employee is not actively employed as of the Closing Date and does not return to active employment within three (3) months of the Closing Date, all obligations to such Person shall be the obligation of Parent. For Current Business Employees who continue their employment with an Acquired Entity following the Closing (the “Continuing Employees”), Buyer Parent shall cause the applicable Acquired Entity or its Affiliates to offer employee benefits (excluding equity-based, change in control, severance, retention, supplemental retirement, excess benefit and retiree medical plans (other than required pursuant to collectively bargained agreements or as provided in this Section 6.7)) for a period of one (1) year immediately following the Closing Date that, in the aggregate, are substantially comparable to those provided immediately prior to the Closing to Continuing Employees or similarly situated employees of the Buyer Parent and its Affiliates. Except as expressly provided in Section 6.7, this Section 6.7 does not in any way obligate Buyer Parent or its Affiliates to provide benefits for any time other than immediately following the Closing; nor does it in any way prohibit the Buyer Parent or any of its Affiliates from terminating the employment of any employee following the Closing Date.

(b) Stand-Alone Benefit Plans. Effective as of the Closing, the Buying Parties shall retain or assume all liabilities under the Benefit Plans listed on Schedule 6.7(b) (the “Stand-Alone Benefit Plans”). Parent shall be liable for all liabilities and obligations arising directly or indirectly out of the Benefit Plans other than the Stand-Alone Benefit Plans and Parent shall indemnify and hold harmless the Buyer Parties and their Affiliates from and against such liabilities and obligations.

(c) Defined Contribution Pension Plan.

(1) As of the Closing Date, the Acquired Entities shall cease to be a sponsoring and participating employer under the ProQuest Profit Sharing Retirement Plan (the “ProQuest Savings Plan”). As of the Closing, Parent or its Affiliates shall have caused all Continuing Employees to become fully vested in their accrued benefits under the ProQuest Savings Plan and similar plans sponsored outside the United States. As of the Closing Date, Buyer Parent shall provide a defined contribution plan (the “Buyer’s Savings Plan”) to provide benefits to those Continuing Employees who, on the Closing Date, are participants (“Savings Plan Participants”) in the ProQuest Savings Plan and those participants will become participants in Buyer’s Savings Plan on the Closing Date. The Buyer’s Savings Plan shall provide the Savings Plan Participants credit for service with Parent and its Affiliates and their respective predecessors prior to the Closing Date for all purposes of such plan. As soon as practicable after the Closing Date, Parent shall cause the trustee of the ProQuest Savings Plan to transfer to the trust forming a part of the Buyer’s Savings Plan in kind assets and/or cash as agreed to by Parent and Buyer Parent (or with respect to participant loans granted prior to the Closing date, if any, such loans and any promissory notes or other documents evidencing such loans), in an amount equal to the account balances as of the date immediately preceding the date of transfer (the “Transfer Date”) of those continuing Employees who on the Closing Date are participants in the ProQuest Savings Plan (the “Account Balances”). Notwithstanding the foregoing, the Account Balances shall not be transferred until such time as Buyer Parent receives a representation from Seller that, as of the Transfer Date, the ProQuest Savings Plan has been determined to be “qualified” within the meaning of Section 401(a) of the Code by the Internal Revenue Service, and is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code. Parent shall indemnify and hold harmless Buyer Parent and its Affiliates, and the Buyer Savings Plan and its fiduciaries, trustees, advisors and administrators, from and against any and all liabilities relating to the qualified status of, or any violation of law with respect to, the ProQuest Savings Plan. The Buying Parties agree to amend the Buyer’s Savings Plan to receive the foregoing transfer.

(2) No later than the date of filing Parent’s tax return for the year which includes the Closing Date, Parent shall cause employer matching contributions for Continuing Employees to be made under the ProQuest Savings Plan and similar plans sponsored outside the United States for the period up to and including the Closing Date; and in no event shall such amounts be included in the calculation of Closing Working Capital Value.

(d) Employee Welfare Benefit Plans. Buyer Parent and Parent acknowledge and agree that (i) Parent’s benefit plans shall be responsible for all liabilities and obligations for medical, dental, health and life insurance benefits pursuant to the terms of its and its Affiliates’ plans with respect to any claims incurred by Continuing Employees and their dependents on or before the Closing Date, whether or not reported as of the Closing Date, and (ii) Buyer Parent shall be responsible for all liabilities and obligations for medical, dental, health and life insurance benefits pursuant to the terms of its Employee Welfare Benefit Plans with respect to any claims incurred by Continuing Employees and their dependents after the Closing Date. For purposes of this Section 6.7(d), a claim shall be deemed to have been incurred upon the incurrence by a Continuing Employee or dependent of a qualified expense for which reimbursement or payment is sought. Buyer Parent shall cause the Acquired Entities and their insurers to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under the Employee Welfare Benefit Plans in which such Continuing Employees may be eligible to participate following the Closing, other than waiting periods that are already in effect with respect to such Continuing Employees under Parent’s plans and that have not been satisfied as of the Closing Date under any Employee Welfare Benefit Plan of Parent or its Affiliates in which such Continuing Employees participate immediately prior to the Closing Date (but anyone who has not satisfied a waiting period will be credited under Buyer Parent’s plans for the individual’s period of employment with Parent), and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in the year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any Employee Welfare Benefit Plan in which such Continuing Employees are eligible to participate after the Closing Date, as if those deductibles or co-payments had been paid under the Employee Welfare Benefit Plans in which such Continuing Employees are eligible to participate for the year in which the Closing Date occurs. Following the Closing, Parent or its Affiliates shall provide eligible employees with health and life insurance benefits required to be provided under the Benefit Plans of Parent or its Affiliates as in effect on the date of this Agreement, in accordance with their terms, subject to Parent’s continuing right to modify, amend or terminate such plan at any time.

(e) Allocation of Benefits Payments. Notwithstanding Section 6.7(b) herein, the Buying Parties shall be responsible for the obligations under the Benefit Plans identified on Schedule 6.7(e).

(f) Equity Plans. Parent shall take such action as is necessary to cause (i) all outstanding stock options or other equity-based awards held by the Continuing Employees under the ProQuest Equity Plans to vest on the Closing Date, (ii) all restrictions on outstanding awards held by the Continuing Employees under such plans to lapse on the Closing Date, and (iii) in the case of options or similar awards (including awards granted under a plan intended to qualify under Section 423 of the Code), to permit such Continuing Employees to exercise such awards in accordance with the original terms of the option or award. Parent shall be responsible for any and all payments, withholding and reporting obligations that arise before, on or after the Closing Date related to such stock options or equity-based awards.

(g) Severance. Parent and its Affiliates shall be responsible and pay for, and shall indemnify the Buyer Parent and its Affiliates (including the Acquired Entities and the Foreign Acquiring Entity after the Closing) from and against, any and all Losses (other than Existing Severance Costs) relating to the termination of employment of any Business Employee which occurs on or prior to the Closing Date, and Buyer Parent and its Affiliates shall be responsible and pay for, and shall indemnify Parent and its Affiliates against, such Losses relating to Buyer Parent’s termination of Business Employees following the Closing Date.

(h) Workers’ Compensation. Parent shall be responsible for all obligations related to, including payment of, any and all United States and States thereof workers’ compensation and other similar statutory claims by or on behalf of any Business Employee in respect of any occupational injury or other compensable event or occupational illness or disease occurring on or prior to the Closing Date.

(i) Communications. Prior to the Closing Date, Parent and its Affiliates shall make no communications to employees of Parent or its Affiliates regarding benefits to be provided to employees of the Business after the Closing Date without the prior written consent of Buyer Parent, which consent shall not be unreasonably withheld.

(j) Enforceability. No one shall be considered a third party beneficiary of this Section 6.7 (or any related provisions of this Agreement). Accordingly, no one other than the parties to this Agreement shall have the right to enforce the provisions of this Section 6.7 (or any related provisions of this Agreement) or to maintain any other legal or equitable action of any kind with respect to such provisions.

(k) 409A. On or prior to the Closing Date, with respect to any Stand-Alone Benefit Plans assumed by the Buyer Parties which are non-qualified deferred compensation plans, Parent shall cause all such Stand-Alone Benefit Plans to be amended, in a good faith efforts to comply with Section 409A of the Code, pending the issuance of final regulations under that Code Section.

(l) UK Pension Plan.

(1) Parent, ProQuest UK Holdings and the US Company have entered into (and provided a copy to Buyer Parent) a Deed of Agreement dated December 7, 2006 (the “Deed”) with the trustees of Bell & Howell Limited 1971 Pension and Death Benefits Plan (the “UK Pension Plan”), which provides that the Parent will cause ProQuest UK Holdings to make a payment within three (3) days after the Closing to the UK Pension Plan calculated on a basis consistent with the requirements of FRS17 and as set forth in the letter attached to the Deed (the “UK Pension Underfunding”). Parent agrees that simultaneously with the Closing it shall cause ProQuest UK Holdings to make the UK Pension Underfunding payment.

(2) As soon as practicable after the date of this Agreement Parent will cause ProQuest UK Holdings to apply for clearance from the UK Pensions Regulator (“clearance”). The terms of the draft applications in this regard to the UK Pension

Regulator will be subject to Buyer Parent’s consent (not to be unreasonably withheld). If the application for clearance results in a request from the UK Pensions Regulator for payment in addition to the UK Pension Underfunding to be made to the UK Pension Plan then Parent and ProQuest UK Holdings may negotiate the amount of such request with the UK Pensions Regulator and will keep Buyer Parent informed of the status of such negotiations. The amount of any payment finally determined by Parent, ProQuest UK Holdings and the UK Pensions Regulator to be required by the UK Pensions Regulator as a condition of clearance is referred to as the “Required Clearance Amount”. If the Required Clearance Amount is determined prior to Closing and is less than $48 million (including the UK Pension Underfunding) then Parent and Buyer Parent each shall make a further payment to ProQuest UK Holdings (which will be paid to the UK Pension Plan) of fifty percent (50%) of the excess of the Required Clearance Amount over the UK Pension Underfunding. If the Required Clearance Amount is determined prior to Closing and exceeds $48 million (including the UK Pension Underfunding), Parent may (but shall not be obligated to) make further payment of the excess amount of the Required Clearance Amount in order to obtain clearance, and, if Parent elects not to make such further payment, Buyer Parent may (but shall not be obligated to) make a further payment of the excess amount of the Required Clearance Amount in order to obtain clearance. If the Required Clearance Amount is not determined prior to Closing or if Parent otherwise determines to waive the closing condition in Section 7.2(b) and to proceed to Closing, Parent shall be responsible for the amount of the Required Clearance Amount in excess of $48 million (including the UK Pension Underfunding) and any such amount payable by Parent shall be referred to as the “Parent Waiver Obligation”. For the avoidance of doubt, if Closing occurs prior to clearance having been obtained, until such time as the clearance is obtained, Parent shall be responsible for (i) 50% of the amount by which the smaller of the Required Clearance Amount or $48 million exceeds the UK Pension Underfunding and (ii) the Parent Waiver Obligation.

(3) In addition, if Closing occurs and clearance has been obtained (either prior to Closing or thereafter), without prejudice to the Parent Waiver Obligation, Parent agrees that it will make a further payment of up to fifty percent (50%) of any additional funding requirement (up to a maximum payment equal to fifty percent (50%) of the amount by which $48 million exceeds the UK Pension Underfunding amount less any payment made under Section 6.7(l)(2) hereunder) if during the three years after Closing a Contribution Notice or Financial Support Direction is issued by the UK Pensions Regulator in respect of the UK Pension Plan with the exception of any Contribution Notice or Financial Support Direction which arises as a result of a Buyer Event. A “Buyer Event” shall mean (i) a Type A event as classified by the UK Pension Regulator’s guidance on such events, (ii) a violation of the Deed, the UK Pension Plan, applicable Law or participant rights by the Buying Parties or their Affiliates or (iii) any act or omission by the Buyer Parties or their Group which could reasonably be found to have been motivated in substantial part by an intention to cause a winding up of the UK Pension Plan. In the event of any dispute over the existence of or extent of the UK Pensions Regulator’s request for additional underfunding Buyer Parent and Parent agree that an independent actuary will be jointly appointed, with costs equally shared, to carry out an independent assessment which will include a valuation of the extent of the additional underfunding. Buyer Parent and Parent further agree to be bound by the independent actuary’s assessment of the additional underfunding and will each contribute their respective share of the additional underfunding by making a payment to ProQuest UK Holdings to enable ProQuest UK Holdings to make the payment to the UK Pension Plan immediately following receipt of confirmation of the additional funding from the independent actuary.

(4) In this Section 6.7(l) each reference to either Parent or Buyer Parent making payments to ProQuest UK Holdings shall be treated as a primary obligation of Parent or Buyer Parent (the “Paying Party”) to make a payment to Buyer Parent or Parent respectively (the “Receiving Party”) as an adjustment to Purchase Price, with the Receiving Party then treated as making a direction to the Paying Party to make the payment to ProQuest UK Holdings.

(m) Notwithstanding anything herein to the contrary, Parent shall have no obligation under this Section 6.7 for obligations or liabilities that are reflected as an accrual, expense or liability in the Closing Working Capital Value.

6.8 Parent Guarantees. The Buying Parties shall, effective as of the Closing, use reasonable best efforts to cause Parent and Parent’s Affiliates to be irrevocably released from, and the Buying Parties or one of their Affiliates to be irrevocably substituted in all respects for Parent or Parent’s Affiliates, as applicable, in respect of, all obligations of Parent or Parent’s Affiliates under those guarantees, indemnities, surety bonds, reimbursement agreements, letters of credit or letters of comfort obtained by Parent or Parent’s Affiliates for the benefit of the Business set forth on Schedule 6.8 (collectively, the “Parent Guarantees”). If the Buying Parties are not able to effect such a substitution as of the Closing Date with respect to any Parent Guarantee, the Buying Parties and the Acquired Entities shall indemnify and hold harmless Parent or Parent’s Affiliate, as the case may be, from and against any Loss resulting from, arising out of or related to such Parent Guarantee after the Closing.

6.9 Trademarks.

(a) Parent hereby acknowledges that all right, title and interest in and to the names set forth on Schedule 6.9, together with all confusingly similar variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Names and Marks”) shall be owned exclusively by Buyer Parent upon the Closing, and that except as provided in the Transition Services Agreement, any and all right of Parent and its Affiliates (other than the Acquired Entities) to use the Names and Marks shall terminate as of the Closing.

(b) The Buying Parties hereby grant to Parent and its Affiliates (other than the Acquired Entities), (i) for a period no longer than six months from the Closing Date, a royalty-free right and license to use and exploit the Names and Marks in connection with the packaging, sale, distribution and use of Parent’s and its Affiliates’ (other than the Acquired Entities) business with respect to products and services that are in use or provided by, in inventory of, or on order by, Parent or any of its Affiliates (other than the Acquired Entities) as of the Closing Date, and (ii) for a period no longer than one year from the Closing Date, a royalty-free right and license to include the word “ProQuest” in the corporate name of Parent. Parent agrees, for itself and on behalf of its Affiliates, not to challenge or to make any claim or take any action adverse to Buyer Parent’s ownership of the Names and Marks. Parent shall indemnify and hold the Buying Parties and their Affiliates harmless against any liabilities they may suffer or incur as a result of the use of the Names and Marks by Parent and its Affiliates after the Closing.

(c) Notwithstanding the generality of the foregoing, the Parties acknowledge and agree that no ownership or other rights with respect to the “PQE” ticker symbol are herein granted or otherwise transferred, and that following the Closing Parent shall continue to use such ticker symbol in connection with its business.

6.10 Mail Received After Closing. Following the Closing, (a) the Buying Parties may receive and open all mail addressed or directed to Parent or the Retained Subsidiaries, (b) to the extent that such mail and the contents thereof relate exclusively to the Business, the Buying Parties may deal with the contents thereof and (c) the Buying Parties shall promptly forward any other such mail to Parent.

6.11 Update to Disclosure Schedule. From time to time prior to the Closing, Parent may provide to the Buying Parties information (the “Supplemental Information”) that supplements or amends the Parent Disclosure Schedule, which shall form a part of this Agreement with respect to any matter arising after the date of this Agreement that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or that is necessary to correct any information in the Parent Disclosure Schedule that has been rendered inaccurate thereby by such matter arising after the date of this Agreement; provided, however, that no Supplemental Information shall be taken into account in determining the truth and correctness of any representation or warranty of Parent set forth herein for purposes of Section 7.1(a). Any Supplemental Information delivered pursuant to this Section 6.11 shall be deemed to amend the Parent Disclosure Schedule.

6.12 Director and Officer Indemnification.

(a) The Buying Parties, from and after the Closing Date, shall cause the charter and other organizational documents of the Acquired Entities to contain provisions no less favorable to the Agents with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the applicable organizational or charter documents of the Acquired Entities, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Agents.

(b) The obligations of the Buying Parties and the Acquired Entities under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any Agent to whom this Section 6.12 applies unless the affected Agent shall have consented to such termination or modification (it being expressly agreed that any Agent to whom this Section 6.12 applies shall be a third party beneficiary of this Section 6.12). The provisions of this Section 6.12 are (i) intended to be for the benefit of, and shall be enforceable by, each Agent, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.13 Excluded Assets. Parent shall cause the U.S. Company to assign and transfer all of the U.S. Company’s right, title and interest in and to the Excluded Assets, including the Voyager Transfer.

6.14 Assumption of Facilities. As of the Closing Date, the Buying Parties shall (a) be assigned by the Parent the lease of the Parent for the facilities located at 777 Eisenhower Parkway, Ann Arbor, MI, pursuant to an assignment agreement in a form mutually acceptable to the Parties and (b) sublease from Parent for a period of two years after the Closing office space currently occupied by the U.S. Company and its employees at 789 Eisenhower Parkway, Ann Arbor, MI, pursuant to a sublease agreement in a form mutually acceptable to the Parties. The Buying Parties agree to use their commercially reasonable efforts to obtain the landlord’s consent to the assignment and assumption or sublease of the foregoing leases. If assignment is not permitted by the landlord, the Parties will use reasonable efforts to put in place alternative arrangements that as near as possible have the same effect as an assignment.

6.15 Post-Closing Date Transaction. On the Closing Date, but following the Merger, Buyer Parent shall (a) cause the U.S. Company to enter into an agreement and plan of merger with the Surviving LLC (or a wholly owned subsidiary of the Surviving LLC), whereby the Surviving LLC or its wholly owned subsidiary shall merge with and into the U.S. Company with the U.S. Company as the surviving entity, and (b) cause to be filed a certificate of merger with respect to the foregoing with the Secretary of the State of Delaware to effect the foregoing (the “Second Merger”) and, by virtue of the Second Merger, and without any action on the part of Parent, the U.S. Company or the Surviving LLC, all the shares of U.S. Company Common Stock shall be cancelled in exchange for the right to receive, in the aggregate, $9,000,000 in cash (the “Second Merger Common Stock Consideration”) and each share of Preferred Stock shall be converted into the right to receive one share of Common Stock of the U.S. Company.

ARTICLE VII

CONDITIONS

7.1 Condition to the Obligations of the Buying Parties. The obligations of the Buying Parties to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Parent, the U.S. Company and Canada/U.K. LLC contained in this Agreement shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made at and as of that time (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct only as of such date) without giving effect to any “material,” “materiality” or “Material Adverse Effect” qualifications, except to the extent that the failure of the representations and warranties to, individually or in the aggregate, be true and correct would not reasonably be expected to have a Material Adverse Effect. Parent, the U.S. Company and Canada/U.K. LLC shall have performed and complied in all material respects with all of its respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Parent shall have delivered to the Buyer a certificate executed by an executive officer of Parent, dated as of the Closing Date, certifying the foregoing.

(b) Related Party Transactions. The Related Party Transactions listed in Schedule 7.1(b) shall have been terminated.

(c) Debt Financing. The Buying Parties shall have received the proceeds of the Debt Financing.

(d) No Material Adverse Effect. There shall not have occurred any effect, change or condition that, since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect.

(e) Consents. All the Consents listed on Schedule 7.1(e) shall have been received or otherwise satisfied.

7.2 Condition to the Obligations of Parent, the U.S. Company and Canada/U.K. LLC. The obligations of each of Parent, the U.S. Company and Canada/U.K. LLC to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:

(a) Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Buying Parties contained in this Agreement shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made at and as of that time (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct only as of such date) without giving effect to any “material,” “materiality” or “Buyer Material Adverse Effect” qualifications, except to the extent that the failure of the representations and warranties to, individually or in the aggregate, be true and correct would not have a Buyer Material Adverse Effect. The Buying Parties shall have performed and complied in all material respects with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Buying Parties shall have delivered to Parent a certificate, dated as of the Closing Date, and executed by an executive officer of the Buyer Parent, certifying the foregoing.

(b) UK Pension Clearance. ProQuest UK Holdings shall have received clearance from the UK Pensions Regulator, as contemplated by Section 6.7(l)(2) herein.

7.3 Conditions to Obligations of Buying Parties and Parent. The respective obligations of the Buying Parties and Parent, the U.S. Company and Canada/U.K. LLC to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunction, Etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that prohibits or materially restricts the Transactions; provided, however, that the benefits of this Section 7.3(a) shall not be available to a party whose failure to fulfill its obligations pursuant to Section 6.4 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree.

(b) Antitrust Approvals. All applicable (i) waiting periods specified under the HSR Act or similar domestic or foreign Antitrust Laws with respect to the Transactions shall have elapsed or been terminated and (ii) approvals required under foreign Antitrust Laws with respect to the Transaction have been obtained.

ARTICLE VIII

TAX MATTERS

8.1 Liability for Taxes.

(a) Except to the extent such Taxes are accrued as a liability for purposes of calculating the Closing Working Capital Value, Parent shall be liable for, and shall indemnify and hold the Buying Parties (subject to Section 8.1(g)) and the Acquired Entities harmless from, (i) subject to Section 13.2, any Taxes incurred by Parent or a member of the Parent Affiliated Group caused by or resulting from the Transactions and the Second Merger, (ii) subject to Section 13.2, any Income Taxes imposed on or incurred by the Acquired Entities in any combined, consolidated, unitary or similar group (a “Group”) prior to the Closing Date, (iii) any Income Taxes imposed on or incurred by the Acquired Entities (or any Group with respect to the taxable items of the Acquired Entities) for any taxable period (the “Pre-Closing Period”) ending on or before the Closing Date (or the portion, determined as described in paragraph (c) of this Section 8.1, of any such Income Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the “Straddle Period”)) except to the extent that such Taxes (x) arise from or are increased by transactions by the Acquired Entities outside the ordinary course of business after the Closing or (y) arise from or are increased by a change after Closing of any accounting period or accounting practice of an Acquired Entity and (iv) any attorneys’ fees or other costs incurred by the Buying Parties or the Acquired Entities in connection with obtaining any payment from Parent due under this paragraph (a) of Section 8.1.

(b) The Buying Parties shall be liable for, and shall indemnify and hold Parent harmless from, (i) any Taxes imposed on or incurred by or with respect to the Acquired Entities to the extent paid by Parent, but for which Parent is not liable under paragraph (a) of this Section 8.1 and (ii) any attorneys’ fees or other costs incurred by Parent in connection with any payment from the Buying Parties under this paragraph (b) of Section 8.1.

(c) For purposes of this Agreement, in determining the Straddle Period allocation of Taxes not based on or measured by income or receipts, the amount of Taxes attributable to a portion of the Straddle Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period and the denominator of which is the total number of days in such Straddle Period, and in determining the Straddle Period allocation of Taxes based on or measured by income or receipts, the amount of Taxes attributable to a portion of the Straddle Period shall be determined as though the taxable period ended as of the close of business on the Closing Date.

(d) Parent and the Buying Parties will, to the extent permitted by applicable Law, elect with the relevant taxing authorities to close all taxable periods of the Acquired Entities as of the close of business on the Closing Date.

(e) The Buying Parties agree to pay to Parent any refund received after the Closing Date by the Buying Parties or any of the Acquired Entities, in respect of any Taxes for which Parent is liable under paragraph (a) of this Section 8.1 (including any refunds of Income Taxes received on account of a carryforward or carryback of a net operating loss realized with respect to a Pre-Closing Period and refunds of Income Taxes received with respect to amended Tax Returns filed for Pre-Closing Tax Periods to the extent such amended Tax Returns conform the Income Tax treatment to the treatment of items changed by the Parent’s contemplated earnings restatement), except to the extent such refund is shown as an asset for purposes of calculating Closing Working Capital Value. Parent agrees to pay to the Buying Parties any refund received by Parent in respect of any Taxes for which the Buying Parties are liable under paragraph (b) of this Section 8.1. The parties shall cooperate in order to take all necessary steps to claim any such refund, including electing to carry back net operating losses realized with respect to Pre-Closing Periods where permitted under applicable Law. Any such refund received by a party for the account of the other party shall be paid to such other party within thirty (30) days after such refund is received.

(f) Parent and the Buying Parties agree that any payment made with respect to Taxes pursuant to this Section 8.1 or as an indemnity under Article X shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

(g) Any indemnity with respect to the U.K. Companies shall be paid to Buyer Sub rather than to the U.K. Companies directly.

8.2 Tax Proceedings. In the event the Buying Parties or an Acquired Entity receives notice (the “Proceeding Notice”) of any examination, claim, adjustment or other proceeding with respect to the liability of the Acquired Entities for Taxes for any period for which Parent is or may be liable under paragraph (a) of Section 8.1 or may give rise to a liability for the breach of any representation in Section 4.14, the Buyer Parent shall notify Parent in writing thereof (the “Buyer Notice”) within ten (10) days after the receipt by either the Buying Parties or an Acquired Entity of the Proceeding Notice. As to any such Taxes for which Parent is liable under paragraph (a) of Section 8.1, Parent shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment or other proceeding, provided Parent notifies Buyer Parent in writing that it desires to do so no later than the earlier of (i) thirty (30) days after receipt of the Buyer Notice, or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice. Parent shall allow the Buying Parties to participate at the Buying Parties’ expense in any such proceeding. Parent shall not settle any such proceeding in a manner that would materially adversely affect the Acquired Entities or the Buying Parties after the Closing Date without the prior written consent of the Buying Parties. The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 8.2.

8.3 Filing of Tax Returns.

(a) The Parent shall prepare or cause to be prepared and the Buying Parties shall file or cause to be filed all Tax Returns of the Acquired Entities for all Pre-Closing Periods ending on or before the Closing Date, and the Parent shall pay all Taxes payable with respect to such Tax Returns to the extent such Taxes are subject to Parent’s obligation to indemnify the Buying Parties pursuant to Section 8.1(a). Such Tax Returns shall be prepared in accordance with Law and consistent with past practice except to the extent to conform the Income Tax treatment to the changes required by the Parent’s contemplated earnings restatement. The Parent shall also prepare or cause to be prepared and the Buying Parties shall file or cause to be filed all amended Tax Returns of the Acquired Entities for all Pre-Closing Periods ending on or before the Closing Date to the extent such amended Tax Returns conform the Income Tax treatment to the treatment of items changed by the Parent’s contemplated earnings restatement. The Parent shall provide to the Buying Parties for review and comment each such Tax Return described in this Section 8.3(a) at least fifteen (15) days prior to the due date for filing such Tax Return (or, if required to be filed within fifteen (15) days of the Closing Date, as soon as reasonably practicable following the Closing).

(b) The Buying Parties shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Entities for all (i) Straddle Periods (but not including any Tax Return for such period filed as part of a Group), and (ii) taxable years beginning after the Closing Date. The Buying Parties shall provide to Parent for review and comment each Tax Return described in clause (i) of this Section 8.3(b) at least fifteen (15) days prior to the due date for filing such Tax Return (or, if required to be filed within fifteen (15) days of the Closing Date, as soon as reasonably practicable following the Closing). Parent shall reimburse the Buying Parties for Taxes paid in clause (i) above within fifteen (15) days of payment by the Buying Parties or an Affiliate of the Buying Parties to the extent such Taxes are subject to Parent’s obligation to indemnify the Buying Parties pursuant to Section 8.1(a).

(c) Parent shall include the income of the U.S. Company and its U.S. Subsidiaries (including any deferred items triggered into income by Treasury Regulation §1.1502-13, the Tax effects of the Voyager Transfer and any other disposition of an Excluded Asset and any excess loss account taken into income under Treasury Regulation §1.1502-19) on Parent’s consolidated federal Income Tax Returns (and any combined, unitary or consolidated state or local Tax Returns) for all periods through the Closing Date and pay any federal Income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Parent shall cause the U.S. Company to join in Parent’s consolidated federal Income Tax Return and, in jurisdictions requiring separate reporting from Parent, to file separate company state and local Income Tax Returns required to be filed with respect to a Pre-Closing Period. All such Income Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in Law; provided, however, that Parent shall be entitled to include an Acquired Entity as part of a Group for state Income Tax purposes, unless applicable law provides otherwise, regardless of whether such Acquired Entity had been treated as part of a Group in prior periods. The Buying Parties shall have the right to review and comment on any Tax information relating to the Acquired Entities contained in any Tax Return prepared by Parent.

8.4 Tax Allocation Arrangements. Effective as of the Closing, all liabilities and obligations between the Acquired Entities, on one hand, and Parent and any affiliates thereof, on the other hand, under any tax indemnity, sharing, allocation or similar agreement or arrangement in effect prior to the Closing shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable. Parent and its Affiliates shall execute any documents necessary to effectuate the provisions of this Section 8.4.

8.5 UK Tax Indemnities.

(a) Indemnity for Secondary Tax Liabilities. The Buying Parties jointly and severally covenant with Parent to pay to Parent an amount equivalent to:

(1) any UK Tax or any amount on account of UK Tax which any company treated for UK Tax purposes as a member of the same group of companies as the Parent (“Parent Group Company”) is required to pay to the UK Tax authority as a result of a failure by any Acquired Entity, the Buyer Parent or any company treated for UK Tax purposes as a member of the same group of companies as the Buying Parties (“Buyer Group Company”) to discharge that UK Tax where such UK Tax was primarily chargeable against the Acquired Entity, the Buying Parties or any other Buyer Group Company; and

(2) any costs reasonably and properly incurred in connection with such UK Tax or a successful claim under this Section 8.5 as the case may be.

Notwithstanding the foregoing, this Section 8.5 shall not apply to: (x) Tax to the extent that the Buying Parties could claim payment in respect of it under Section 8.1(a) or for breach of the warranties at Section 4.14 (or would have been able so to claim but for any other limitation or exclusion to the indemnity at Section 8.1(a) in this Agreement), except to the extent a payment has been made pursuant to Section 8.1(a) and the Tax to which it relates was not paid by the relevant Acquired Entity or any person on its behalf and (y) Tax to the extent it has been recovered under any relevant statutory provision (and for Parent shall procure that no such recovery is sought to the extent that payment is made hereunder).

8.6 Cooperation and Exchange of Information.

(a) Each Party will provide, or cause to be provided, to the other Party copies of all correspondence received from any taxing authority by such party or any of its Affiliates in connection with the liability of the Acquired Entities for Taxes for any period for which such other party is or may be liable under paragraph (a) or (b) of Section 8.1. The Parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return or claim for refund (including any computation with respect to the calculation of any Tax attributes the U.S. Company will succeed to as a result of leaving any Group which Parent was the parent company and the notice described in Treasury Regulation Section 1.338-2(e)(4), to the extent required), in determining a liability or a right of refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective affiliates. The Parties and their Affiliates will preserve and retain all Tax Returns, schedules, work papers and all material records or other documents relating to any such Tax Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Acquired Entities as they shall deem necessary. Any information obtained pursuant to this Section 8.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Each Party shall provide the cooperation and information required by this Section 8.6 at its own expense.

(b) Within five (5) Business Days of the Closing Date, the Parent shall provide the Buying Parties with a schedule setting forth the amount of prepaid subscription income (within the meaning of Section 455 of the Code) that the Company had not included in its gross income as of the Closing Date. As soon as practicable after filing the Group Income Tax Returns for the last period in which any Acquired Entity was a member of the Group of which Parent is the common parent, the Parent shall provide the Buying Parties with a schedule showing (i) the amount and type of Allocated Tax Credits and (ii) the amount of net operating loss carryforwards of Bigchalk Inc. apportioned to the Company as of the Closing Date pursuant to the Treasury Regulations under Section 1502 of the Code.

(c) Parent shall make all elections reasonably requested by the Buying Parties that are necessary to cause, and shall not make any elections which prevent, the apportionment of the net operating loss carryforwards of Bigchalk Inc. to the U.S. Company as of the Closing Date pursuant to the Treasury Regulations under Section 1502 of the Code. At the request of the Buying Parties, Parent shall elect under Treasury Regulation Section 1.1502-95 to apportion to the U.S. Company and Bigchalk Inc. an amount of any Parent Group Code Section 382 limitation and built in gains that would provide the Buying Parties the maximum use of such net operating loss carryforwards.

8.7 Conflict. In the event of a conflict between the provisions of this Article VIII and any other provisions of this Agreement, the provisions of this Article VIII shall control.

ARTICLE IX

CLOSING

9.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article XI hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, at 10:00 A.M., New York City, three (3) Business Days after all of the conditions to the Closing set forth in Article VII hereof have been satisfied or waived, or such other date, time and place as shall be agreed upon by Parent and Buyer Parent (the actual date and time being herein called the “Closing Date”).

9.2 The Buying Parties’ Deliveries. At the Closing, the Buying Parties shall deliver, or caused to be delivered, to Parent, the U.S. Company and Canada/U.K. LLC the following, in form and substance reasonably acceptable to Parent:

(a) the Initial Payment in immediately available U.S. federal funds, as applicable;

(b) a certificate of an officer of each Buying Party (i) certifying the names and signatures of the officers of such Buying Party authorized to sign this Agreement and the other agreements relating hereto and (ii) certifying those matters set forth in Section 7.2(a);

(c) letters of discharge with respect to each Parent Guarantee in form reasonably satisfactory to Parent; and

(d) such other documents and instruments as counsel for Buyer Parent and Parent mutually agree to be reasonably necessary to consummate the Transactions.

9.3 Parent’s, the U.S. Company’s and Canada/U.K. LLC’s Deliveries. At the Closing, Parent, the U.S. Company and Canada/U.K. LLC shall deliver, or cause to be delivered, to the Buying Parties the following, in form and substance reasonably acceptable to the Buying Parties:

(a) a copy of the certificate of incorporation and bylaws, partnership agreement or analogous organizational document of each Acquired Entity certified by the corporate secretary of such Acquired Entity;

(b) certificates evidencing the Preferred Stock properly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer;

(c) certificates of Good Standing as of a recent date with respect to the U.S. Company from the Secretary of State (or other appropriate governmental official) of the State of Delaware;

(d) a certificate of an officer of Parent (i) certifying the names and signatures of the officers of Parent authorized to sign this Agreement and any other agreements relating hereto and (ii) certifying those matters set forth in Section 7.1(a); and

(e) such other documents and instruments as counsel for Buyer Parent and Parent mutually agree to be reasonably necessary to consummate the Transactions.

9.4 Deliveries by both Buyer and Parent. At the Closing, Parent and the Buying Parties will execute and deliver, and will cause their Affiliates to deliver, as applicable, the Transition Services Agreement, in the form of Exhibit C hereto (the “Transition Services Agreement”).

9.5 Inability to Obtain Consents and Approvals. Following the Closing, to the extent that any Consent or other consent, approval, waiver, authorization, novation, notice or filing which is necessary for the effectiveness after the Closing of any Disclosed Contract cannot be obtained or made and, as a result thereof, the full benefits of such Disclosed Contract cannot be provided to the

Buyer following Closing; then, if Buyer Parent so requests, the Buying Parties and Parent, through their respective Affiliates, as appropriate, will cooperate with each other and enter into such mutually agreeable, reasonable and lawful arrangements (including subcontracting, subleasing or sublicensing, if permitted) in an attempt to provide to the parties the economic (taking into account all burdens and benefits, including tax costs and benefits) and operational equivalent, to the extent permitted, of providing for the Buying Parties the benefit of such Disclosed Contracts, and the performance by the Buyer of all obligations under such Disclosed Contract; provided, however, that the Buying Parties and Parent will not be required to enter into such an arrangement with respect to any Disclosed Contract that is no longer in full force and effect; and, provided, further, that such economic and operational equivalent does not include the provision of lost revenues or profits in the event that any Person terminates a Disclosed Contract or other prior relationship with Parent. Nothing contained in, nor any action taken pursuant to, this Section 9.5 shall be deemed to constitute a waiver of any condition to the Closing set forth in Article VII.

ARTICLE X

INDEMNIFICATION

10.1 Agreement to Indemnify.

(a) Subject to the limitations provided herein, Parent shall indemnify and hold harmless the Buying Parties (subject to Section 8.1(g)) and their respective Affiliates (collectively, the “Buyer Indemnitees”) to the extent set forth in this Article X in respect of any Losses reasonably and proximately incurred by Buyer Indemnitees as a result of:

(1) any inaccuracy or misrepresentation in any representation or warranty of Parent made herein (including any certificate certifying as to the occurrence thereof); provided, however, that in determining whether or not there has been any inaccuracy or misrepresentation in any such representation or warranty, for purposes of determining the obligations of Parent to indemnify the Buying Parties under this Section 10.1(a)(i), (A) all qualifications with respect to “Material Adverse Effect” included in Sections 4.1(a), 4.4, 4.5, 4.10(c), 4.11(c), 4.12, 4.13, 4.17 and 4.19 of this Agreement shall be disregarded, (B) all qualifications with respect to “material” or “materially” in Sections 4.15(b), 4.16(b) and 4.16(i) (first sentence only) of this Agreement shall be disregarded, and (C) in the event of any inaccuracy in the representations in Section 4.14(k), the obligation of Parent to indemnify the Buying Parties shall be reduced by the amount by which the net operating loss carryforwards of Bigchalk Inc. apportioned to the U.S. Company as of the Closing Date pursuant to the Treasury Regulations under Section 1502 of the Code exceed $30 million.

(2) any breach of or failure to perform any covenant, agreement or obligation of Parent in this Agreement or any agreement (including any certificate certifying as to such performance) delivered hereunder;

(3) any adverse Tax consequences to the U.S. Company or the Buying Parties as a result of the Voyager Transfer or any other transaction by which an Acquired Entity disposes of an Excluded Asset;

(4) any and all Controlled Group Liabilities;

(5) the matters set forth on Schedule 10.1(a)(5); or

(6) Excluded Liabilities;

provided, however, that Parent shall have no liability under clause (1) with respect to any claim relating to any events, facts or circumstances of which either of the Buying Parties had Knowledge prior to the execution of this Agreement.

(b) Notwithstanding the foregoing paragraph (a):

(1) Parent shall not be liable under clause (1) of Section 10.1(a): (A) for any Losses in respect of any claim (or group of directly related claims) subject to clause (1) Section 10.1(a) having an aggregate value of not more than $50,000 (“Qualified Claims”), and (B) until all Losses in respect of all Qualified Claims exceed $4,000,000 in the aggregate (the “Minimum Amount”), and thereafter Parent shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for Qualified Claims to the extent in excess of the Minimum Amount;

(2) Parent shall not be liable under clause (1) of Section 10.1(a) for any Losses in excess of $30,000,000 (the “Maximum Amount”);

(3) Parent shall have no obligation to indemnify any Buyer Indemnitee for consequential damages, special damages, incidental damages, indirect damages, lost profits, punitive damages or similar items, except to the extent that such damages are owed to any Person pursuant to any Third Party Claim;

(4) Parent shall have no liability to indemnify any Buyer Indemnitee for any Losses related to any liability to the extent that liability is reflected in the calculation of Closing Working Capital Value; and

(5)(A) the limitations contained in clauses (1) and (2) of this Section 10.1(b) shall not apply to the representations and warranties of Parent set forth in Section 4.6(b), Section 4.16(e), the indemnity with respect to the ProQuest Savings Plan set forth in Section 6.7(c), and the indemnity for Taxes set forth in Section 8.1(a), and (B) the limitations contained in clause (1) of this Section 10.1(b) shall not apply to the representations and warranties of Parent set forth in Section 4.7.

(c) Buyer and Buyer Parent jointly and severally shall indemnify and hold harmless Parent and its Affiliates (collectively, the “Parent Indemnitees”) to the extent set forth in this Article X in respect of any and all Losses reasonably and proximately incurred by any Parent Indemnitee: (i) as a result of any inaccuracy or misrepresentation in any representation or warranty of a Buying Party made herein or any breach of or failure to perform any covenant, agreement or obligation of any Buying

Party in this Agreement or any agreement, document or certificate delivered hereunder; (ii) Parent Guarantees in accordance with Section 6.8; or (iii) as a result of the use by the Buying Parties of the facilities referenced in Section 6.14.

10.2 Survival of Representations and Warranties. All representations and warranties shall survive the Closing and expire eighteen (18) months following the Closing Date, except for the representations and warranties contained in Section 4.14 and Section 4.16(e), which shall survive until thirty (30) days after the expiration of the applicable period of limitations. The covenants, agreements or obligations of the Parties that are to be performed prior to Closing shall survive the Closing for a period of one year, and all other covenants, agreements or obligations of the Parties shall survive in accordance with their terms or until satisfied, whichever occurs sooner. Any cause of action for breach of a representation or warranty, covenant, agreement or obligation contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., New York time, on the date on which such representation or warranty, covenant, agreement or obligation expires pursuant to this Section 10.2.

10.3 Notice of Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to Section 10.1 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (the “Indemnifying Party”) written notice within ten (10) Business Days of its becoming aware thereof; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure. Any such notice shall set forth in reasonable detail, and to the extent then known, the basis for such claim for indemnification.

10.4 Defense of Claims. In connection with any claim for which indemnification has been sought under this Article X resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto (a “Third Party Claim”), the Indemnifying Party may assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim) through counsel reasonably acceptable to the Indemnitee, upon providing written notice to the relevant Indemnitee within thirty (30) days of receipt of notice of the Third Party Claim. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 10.4, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof (less any unapplied portion of the Minimum Amount and up to the Maximum Amount); provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 10.4. The assumption of any defense hereunder by an Indemnifying Party shall not be deemed an admission of responsibility for the underlying claim. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 10.4, such Indemnitee shall have the right to defend, settle or compromise such claim or Proceeding. The Indemnitee shall not pay, or permit to be paid, any part of the Third Party Claim unless the Indemnifying Parties consent in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnitee assumes the defense of any such claims or proceeding in accordance with this section and proposes to settle such claims or proceedings prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

10.5 Subrogation. To the extent that any Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of any Indemnitee against third parties, including all rights relating to claims under any insurance, contracts, common law or otherwise.

10.6 Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article X shall be computed net of any insurance proceeds or other recoveries actually received by any Indemnitee in connection with such Losses and net of any Tax benefits arising by reason of any such Loss.

10.7 Tax Treatment. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes, as between Buyer and Parent, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or Governmental Authority interpretations thereof.

10.8 Exclusive Remedy. Except as otherwise provided in this Agreement (including with respect to Tax as provided for in Article VIII), from and after the Closing, the indemnification provisions in this Article X shall provide the sole and exclusive remedy of the Parties hereto with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, the Transactions, the Business and any of their assets and liabilities (other than claims for fraud or intentional misconduct). In furtherance of the foregoing, each Party hereby waives (and agrees not to bring any suit, claim or proceeding in respect of), on its own behalf and on behalf of its Affiliates and of any of their officers, directors, employees, stockholders, agents and representatives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action any of them may now or hereafter have against the other Party and its Affiliates and their officers, directors, employees, stockholders, agents and representatives, arising under or based upon any Law (including any such rights, claims or causes of action relating to CERCLA or any other Environmental Law or arising under or based upon common law) or otherwise (except pursuant to Section 6.7, 6.12 or Article X of this Agreement).

ARTICLE XI

TERMINATION

11.1 Termination Events. Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned prior to Closing:

(a) by mutual written consent of the Parties;

(b) by Buyer Parent, on the one hand, or Parent, on the other hand, by written notice to the other if:

(1) the Closing shall not have been consummated on or before the Termination Date, unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or

(2) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the Transactions or making them illegal, (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable;

(c) by Buyer Parent:

(1) if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment;

(2) if all of the conditions set forth in Article VII shall have been satisfied and Parent shall not have made all of the deliveries required by Sections 9.3 or 9.4 on or before ten (10) days following the date designated for closing pursuant to Section 9.1; or

(3) Parent’s Board approves, endorses or recommends any Acquisition Proposal or Alternative Proposal, or resolves or announces its intention to do so, whether or not permitted by Section 6.3.

(d) by Parent:

(1) if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment;

(2) if all of the conditions set forth in Article VII shall have been satisfied and (i) the Buying Parties shall not have made all of the deliveries required by Sections 9.2 or 9.4 on or before ten (10) days following the date designated for Closing pursuant to Section 9.1; or

(3) at any time prior to the Closing if, in connection with an Alternative Proposal:

(A) Parent shall have complied with Section 6.3 in all material respects with respect to such Alternative Proposal;

(B) the Board of Directors of Parent (x) shall have determined in good faith (after consultation with Parent’s outside counsel and financial advisor) that such Alternative Proposal is a Superior Proposal and (y) shall have determined in good faith (after consultation with Parent’s outside counsel) that entering into an agreement with respect to such Alternative Proposal is required or advisable for the Board of Directors of the U.S. Company to comply with its fiduciary duties under applicable Law; and

(C) Parent shall have provided Buyer with at least five (5) Business Days’ prior written notice of its intention to terminate this Agreement pursuant to this Section 11.1(d)(3); such notice shall specify the terms and conditions (and include copies of related agreements) of the proposed agreement.

11.2 Effect of Termination. In the event of any termination of the Agreement as provided in Section 11.1 above, then all further obligations of the Parties under this Agreement shall terminate without further liability on the part of any Party to the others, other than (a) with respect to the obligations of the Buying Parties and Parent under the Confidentiality Letter and Sections 6.5, 11.3 and 13.3 of this Agreement and (b) except as to liability for any intentional or fraudulent misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising prior to the date of termination.

11.3 Termination Payments.

(a) In the event that this Agreement is terminated (i) by Buyer Parent pursuant to Section 11.1(c)(3), or (ii) by Parent pursuant to Section 11.1(d)(3), then Parent shall pay in cash to Buyer Parent within two (2) Business Days of such termination a termination fee equal to $8,500,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be the Buying Parties’ sole and exclusive remedy due to such termination, whether under this Agreement, common law, state or federal statute, or otherwise. Buyer Parent’s acceptance of the Parent Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and that neither of the Buying Parties shall have any right of action under any theory against Parent or any of its Affiliates as a result of this Agreement, its termination, the Transactions, or anything related thereto.

(b) In the event that this Agreement is terminated pursuant to Section 11.1(b)(1) and at the time of such termination the only condition to the Buying Parties’ obligation to consummate the Transactions (other than conditions which by their terms are to be satisfied at Closing) that has not been satisfied or waived is Section 7.1(c), then Buyer Parent shall pay in cash to Parent within two (2) Business Days of such termination a termination fee equal to $4,500,000 (the “Buyer Parent Termination Fee”). The Buyer Parent Termination Fee shall be Parent’s sole and exclusive remedy due to such termination, whether under this Agreement, common law, state or federal statute, or otherwise. Parent’s acceptance of the Buyer Parent Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and that Parent shall not have any right of action under any theory against Buyer Parent or any of its Affiliates as a result of this Agreement, its termination, the Transactions, or anything related thereto.

(c) Each of Buyer Parent and Parent acknowledges that the agreements contained in this Section 11.3 are integral parts of the Transactions. In the event that Parent fails to pay the fees provided for in Section 11.3(a) when due and owing, Parent shall reimburse Buyer Parent for all reasonable costs and expenses actually incurred or accrued by Buyer Parent (including attorneys’ fees and expenses) in connection with the collection under and enforcement of this Section 11.3. In the event that Buyer Parent fails to pay the fees provided for in Section 11.3(b) when due and owing, Buyer Parent shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including attorneys’ fees and expenses) in connection with the collection under and enforcement of this Section 11.3.

ARTICLE XII

GUARANTEE

12.1 Guarantee. Guarantor hereby unconditionally and absolutely guarantees (i) to Parent and the U.S. Company (with respect to the Issuance) the prompt and full payment and performance of all covenants, agreements and other obligations of the Buyer Parties hereunder, including but not limited to payment of the Purchase Price and all of the Buyer Parties’ indemnification obligations pursuant to Article X and termination payment obligations pursuant to Section 11.3 and (ii) to Parent that Guarantor shall cause the Buyer Parties and their Affiliates to comply in all respects with the terms and conditions of the Transition Services Agreement. The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of the Buyer Parties hereunder or for any other reason whatsoever. Guarantor hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Parent exhaust any right or take any action against the Buyer Parties in respect of any of their obligations hereunder. The parties hereto agree that any third party beneficiary to this Agreement shall be a third party beneficiary of, shall be entitled to rely on and shall be entitled to enforce the provisions of this Section 12.1.

12.2 Joint and Several Obligations. All obligations of the Buying Parties and Guarantor, and each of them under this Agreement and in connection with the Transactions shall be joint and several, regardless of whether specifically stated in each instance.

ARTICLE XIII

MISCELLANEOUS AGREEMENTS OF THE PARTIES

13.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, as follows:

If to any Buying Party:

Cambridge Scientific Abstracts, Limited Partnership

c/o Cambridge Information Group, Inc.

7200 Wisconsin Ave, Suite 601

Bethesda, MD 20814

Attn: Larisa Avner Trainor

Fax: 301-961-6790

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza,

New York, NY 10004

Attention: Christopher Ewan, Esq.

Fax: 212-859-4000

If to Parent, the U.S. Company or Canada/U.K. LLC:

ProQuest Company

789 Eisenhower Parkway

P.O. Box 1346

Ann Arbor, MI 48106

Attention: General Counsel

Fax: 734-997-4040

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606

Attention: Thomas J. Murphy, P.C.

Fax.: 312-984-7700

or to such other address as any such party shall designate by written notice to the other parties hereto.

13.2 Transfer Taxes. The Buying Parties shall be responsible for the payment of all sales and transfer taxes, if any, which may be payable with respect to the consummation of the Transactions and, to the extent any exemptions from such taxes are available, Buyer Parent and Parent shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

13.3 Expenses. Subject to Section 13.2, Parent and the Buying Parties shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, except that the Buying Parties shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws.

13.4 Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consent, shall be null and void; provided, however, that the Buying Parties may collaterally assign their rights and obligations hereunder to their financing sources described in the Commitment Letters as collateral security in connection with obtaining financing necessary to consummate the Transactions; provided that the Buying Parties shall remain liable under the Agreement.

13.5 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.6 Schedules. All schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is disclosed on any section of the Parent Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another section of the Parent Disclosure Schedule to this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Parent Disclosure Schedule, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any section of the Parent Disclosure Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

13.7 No Third Party Beneficiaries. Except for the rights provided in Sections 6.7, 6.12, 10.1 and 12.1, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

13.8 Currency. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.

13.9 Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other document delivered pursuant to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. Each of the Parties agrees that if any dispute is not resolved by the Parties, it shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally (a) submits for itself and its property in any action relating to the document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the

Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any document delivered pursuant to this Agreement, or its performance under or the enforcement of this Agreement or any document delivered pursuant to this Agreement; (d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 13.1; and (e) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

13.10 Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Proper Courts, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

13.11 Entire Agreement. This Agreement and the Parent Disclosure Schedule hereto and agreements referred to herein (including the Confidentiality Letter) set forth the entire understanding of the parties hereto as to matters not expressly excepted or excluded herefrom.

13.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

13.13 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

13.14 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or scanned copy, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Subscription Agreement and Plan of Merger to be duly executed as of the date first above written.

PROQUEST COMPANY

By:	/s/ Alan W. Aldworth
Name:	Alan W. Aldworth
Title:	President and CEO

PROQUEST INFORMATION AND LEARNING COMPANY

By:	/s/ Richard Surratt
Name:	Richard Surratt
Title:	Vice President

PROQUEST CANADA/U.K. HOLDINGS, LLC

By:	/s/ Richard Surratt
Name:	Richard Surratt
Title:	Vice President

I&L HOLDINGS, INC.

By:	/s/ Erik Brooks
Name:	Erik Brooks
Title:	Authorized Signatory

I&L OPERATING LLC

By:	/s/ Erik Brooks
Name:	Erik Brooks
Title:	Authorized Signatory

SOLELY FOR PURPOSES OF ARTICLE V AND SECTION 12.1 CAMBRIDGE SCIENTIFIC ABSTRACTS, LIMITED PARTNERSHIP

By:	CSA GP Corporation
Its:	General Partner

By:	/s/ Andrew M. Snyder
Name:	Andrew M. Snyder
Title:	President and Secretary

Exhibit A

Certificate of Designation of Preferences

See attached.

CERTIFICATE OF DESIGNATION OF

RIGHTS AND PREFERENCES OF

SERIES A PREFERRED STOCK OF

PROQUEST INFORMATION AND LEARNING COMPANY

ProQuest Information and Learning Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the name of the Corporation is ProQuest Information and Learning Company, and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 1987.

SECOND: That ARTICLE FOURTH of the certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of 1,000 shares of preferred stock, with the Board of Directors of the Corporation authorized to establish the rights and preferences thereof in accordance with Section 151(g) of the Delaware General Corporation Law.

THIRD: That, on December     , 2006, the Board of Directors of the Corporation duly adopted the following resolutions setting forth the rights and preferences of the Series A Preferred Stock:

“IT IS FURTHER RESOLVED, that pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and the authority vested in the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Company, a series of Preferred Stock, having no par value, of the Company is hereby created, to be designated “Series A Preferred Stock,” consisting of 1,000 shares, and the designations, voting powers, preferences, and relative, participating, optional, and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, are hereby fixed and stated to be as follows:

1. Designation; Number of Shares. The Corporation hereby authorizes the issuance of a series of preferred stock, to be called the “Series A Preferred Stock.” The total number of shares of Series A Preferred Stock that the Corporation shall have the authority to issue is 1,000.

2. Dividends; Ranking. No special dividends or distributions shall be payable to holders of Series A Preferred.

3. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to any other capital stock of the Corporation, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or capital earnings, an amount equal to $122,000 per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all accrued and unpaid (whether or not declared) cumulative dividends thereon since the date of issue up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (the “Liquidation Amount”). If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts which they are otherwise entitled to receive.

After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed ratably among the holders of the Common Stock after payments on any other capital stock of the Corporation.

4. Voting Power. Except as otherwise expressly provided in Section 6 hereof, or as required by law, each share of Series A Preferred Stock shall entitle the holder thereof to ten (10) votes on all matters submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters.

5. No Conversion. The Series A Preferred Stock shall not be convertible into any other class or series of stock of the Corporation or into cash, property or other rights.

6. Restrictions and Limitations. So long as any shares of Series A Preferred Stock remain outstanding (as appropriately adjusted for stock splits, stock dividends and the like) or until the closing by the Corporation of a Qualified Public Offering, the Corporation shall not, without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a) amend, alter or repeal any provision of, or add any provision to, the Certificate of Incorporation of the Corporation or this Certificate of Designation if such action would alter or change the rights, preferences, privileges or powers of the Series A Preferred Stock;

(b) create, obligate itself to create, authorize or issue (by reclassification or otherwise) any new class or classes of securities which has a preference over or being on a parity with the Series A Preferred Stock as to dividends or redemption rights or with respect to the distribution of assets in connection with a liquidation, dissolution or winding up of the Corporation (or a deemed liquidation, dissolution or winding up of the Corporation under Section 3(b) hereof);

(c) liquidate, dissolve or wind up its affairs;

(d) declare or pay any dividends or make any distributions in cash, property or securities of the Corporation with respect to any shares of its Common Stock, Series A Preferred Stock or any other class of its capital stock (other than dividends payable solely in Common Stock);

(e) apply any of its assets to the redemption, retirement, purchase or other acquisition of any of the outstanding capital stock of the Corporation, except for the repurchase of (i) shares of Common Stock from employees, directors or consultants for a price equal to its original purchase price pursuant to the terms of agreements providing for the original issuance of such capital stock (or options to purchase such capital stock), (ii) shares of Common Stock pursuant to the exercise by the Company of its right of first refusal under any agreement with its stockholders and (iii) shares of Series A Preferred Stock in accordance with the provisions of Section 7 hereof;

(f) sell all or substantially all of the assets of the Corporation; or

(g) merge or consolidate with any other entity.

7. Redemption. The Series A Preferred Stock shall not be subject to any redemption rights not otherwise available to all classes or series of stock of the Corporation.

8. No Reissuance of Series A Preferred Stock. No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

9. Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any acquisition of the Corporation, any transfer of all or substantially all of the assets of the Corporation to any other Corporation entity or person, any sale of a majority of the voting securities of the Corporation in one or a series of related transactions or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, acquisition, sale, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, acquisition, sale, dissolution, liquidation or winding up.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this      day of December, 2006.

PROQUEST INFORMATION AND LEARNING COMPANY

Name:
Title:

Exhibit B

Commitment Letters

*	Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit C

Transition Services Agreement

See attached.

TRANSITION SERVICES AGREEMENT

by and among

PROQUEST COMPANY,

PROQUEST INFORMATION AND LEARNING COMPANY

and

I&L HOLDING, INC.

Dated as of                     , 2007

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of                     , 2006 (this “Agreement”), is by and among ProQuest Company, a Delaware corporation (“Seller Parent”), ProQuest Information and Learning Company, a Delaware corporation (“PQIL”) and I&L Holding, Inc., a Delaware corporation (“Buyer”). Seller Parent, PQIL and Buyer may be referred to in this Agreement individually as a “Party” or collectively as “Parties.” Capitalized terms used herein shall have the meanings set forth in Article I unless otherwise defined herein.

WHEREAS, Seller Parent, PQIL and Buyer entered into a Subscription Agreement and Plan of Merger, dated as of December 14, 2006 (the “Merger Agreement”), pursuant to which the Acquired Business, including PQIL, will merge with Buyer;

WHEREAS, Seller Parent’s operations other than the Acquired Business currently provide certain services to the Acquired Business, and the Acquired Business currently provides certain services to Seller Parent and its Retained Businesses;

WHEREAS, (i) Buyer wishes that Seller Parent continues to provide certain of such services to Buyer and/or PQIL for a period after the Closing so that Buyer may operate the Acquired Business in all material respects in the manner in which the Acquired Business was run by Seller Parent prior to Closing, and Seller Parent wishes to provide such services or cause such services to be provided for a limited duration, all as more fully set forth herein and (ii) Seller Parent wishes that Buyer or PQIL provide certain of such services to Seller Parent for a period after the Closing and Buyer wishes to provide such services or cause such services to be provided by PQIL for a limited duration, all as more fully set forth herein; and

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

“Affiliates” shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

“Agreement” means this Transition Services Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Services” has the meaning set forth in Section 2.2.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Force Majeure” has the meaning set forth in Section 7.12.

“Governmental Authority” shall mean any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Law” shall mean any foreign, federal, state or local law, statute, ordinance, regulation, rule, constitution, code, order or treaty of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity.

“Providing Party” means (a) Seller Parent, with respect to its provision of the Seller Parent Services hereunder, and (b) Buyer, with respect to its provision the Buyer Services hereunder.

“Merger Agreement” has the meaning set forth in the first “Whereas” clause.

“Recipient Party” means (a) Buyer, with respect to Seller Parent’s provision of the Seller Parent Services hereunder, and (b) Seller Parent, with respect to Buyer’s provision the Buyer Services hereunder.

“Seller Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Parent Services” has the meaning set forth in Section 2.1.

“Service” or “Services” means either the Buyer Services or the Seller Parent Services.

“Service Provider” means (a) Seller Parent or a Subsidiary which is providing to or obtaining for Buyer, or any Subsidiary, the particular Seller Parent Service pursuant to Section 2.1, (b) Buyer or a Subsidiary which is providing to or obtaining for Seller Parent, or any Subsidiary the particular Buyer Service pursuant to Section 2.2, (b) any third party that is providing any Service to either Party, which third party is to provide pursuant to Section 2.1 or Section 2.2.

“Term” has the meaning set forth in Section 3.1.

“Termination Date” has the meaning set forth in Section 3.1.

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Attachment, such reference is to an Article or Section of, or an Attachment to, this Agreement unless otherwise indicated;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns;

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(i) all capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement, which meanings are incorporated herein by reference.

ARTICLE II

SERVICES

2.1 Seller Parent Services. On the terms and conditions of this Agreement, Seller Parent hereby agrees to provide or cause one or more of its Retained Businesses or Affiliates or a Service Provider that is providing a Service to Seller Parent or any such Subsidiary or Affiliate to provide the services listed on Attachment A including any Schedules thereto (the “Seller Parent Services”) to Buyer for the Term of this Agreement with respect to each Seller Parent Service.

2.2 Buyer Services. On the terms and conditions of this Agreement, Buyer hereby agrees to provide or cause one or more of its Retained Businesses or Affiliates or a Service Provider that is providing a Service to the Acquired Business to provide the services listed on Attachment B including any schedules thereto (the “Buyer Services”) to Seller Parent and its Retained Businesses or Affiliates for the Term of this Agreement with respect to each Buyer Service.

2.3 Consent of Service Providers. Each Party’s obligation to deliver any Service is conditioned upon such Party’s obtaining the consent, where necessary, of any relevant third party Service Provider. If that consent cannot reasonably be obtained, the Parties will use reasonable efforts to arrange for alternative methods of delivering any such Service.

ARTICLE III

TERM

3.1 Term. This Agreement shall commence on the Closing Date and shall terminate with respect to each Service on that date which is set forth on its schedule, except as terminated pursuant to Article VI (the “Termination Date”), but notwithstanding any other provision herein, not later than one (1) year after the Closing Date; provided, however, that this Agreement shall continue for each Service until the last Termination Date of that Service. The Parties may extend a Termination Date for a particular Service only upon mutual written agreement. With respect to each Service, the period from the Effective Date to the Termination Date collectively with any extension, the “Term”).

3.2 Effect of Termination. Neither the termination of this Agreement with respect to a Service pursuant to Article VII nor the expiration of this Agreement with respect to a Service pursuant to Section 3.1 shall affect (i) the liability of a Party for breach of this Agreement, (ii) the obligations of a Party to make payments when due hereunder or (iii) the provisions contained in Articles IV, V, VI and VII and the related definitions, each of which shall survive the termination or expiration of this Agreement.

ARTICLE IV

PRICING AND PAYMENT

4.1 Pricing. Subject to Sections 4.2 and 4.3, each Service rendered pursuant to this Agreement shall be charged to and payable by the Recipient Party monthly at the price set forth in the completed Attachment A or Attachment B, as the case may be, related to such Service.

4.2 Changes. During the Term with respect to each Service, in the event that a Recipient Party asks the Providing Party to (a) make any change to a Service provided by the Providing Party which would cause such Service to no longer be provided in substantially the manner and to the extent that it was provided by a Service Provider to the Acquired Business prior to the Closing Date or (b) provide any service that does not constitute a Service whether or not provided by the Providing Party prior to the Closing Date, the Providing Party shall use commercially reasonable efforts to cause a Service Provider to make such change or provide such service if Buyer and Seller Parent mutually agree, each in its reasonable discretion, to make such change or provide such service. The price charged by such Service Provider to the Recipient Party, for such changed or provided Service shall be set forth on a revised Attachment A or revised Attachment B, as the case may be, which shall replace the version attached hereto.

4.3 Payment Terms. Fees and expenses shall be charged in arrears each month for Services rendered and expenses incurred during the immediately preceding calendar month. In the case of disputed invoices, the Recipient Party will not be obligated to pay that portion of the invoice that is reasonably in dispute until the dispute is resolved pursuant to Section 7.11.

ARTICLE V

WARRANTY AND LIABILITY

5.1 Performance of Services. Each Party warrants that the Services performed by it, and by any other Service Provider shall be performed in a workmanlike manner and at a quality consistent with that provided to the Acquired Business by Seller Parent.

5.2 Service Provider Warranties and Indemnities. During the Term of this Agreement, upon the Recipient Party’s written request, the Providing Party shall use commercially reasonable efforts to pursue any warranty or indemnity under any contract with a third party Service Provider on the Recipient Party’s behalf and at the Recipient Party’s request with respect to any Service provided to the Receipient Party by any third party Service Provider. The Recipient Party shall reimburse the Providing Party for all reasonable out-of-pocket costs incurred by the Providing Party in connection with pursuing any such warranty or indemnity.

5.3 Limitation on Damages. THE MAXIMUM LIABILITY OF ANY PROVIDING PARTY, ITS DIRECTORS, OFFICERS, AND AFFILIATES, TO ANY OF THE BUYING PARTIES FOR DAMAGES FOR ANY AND ALL CAUSES WHATSOEVER, AND ANY RECIPIENT PARTY’S MAXIMUM REMEDY, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL FEES PAID BY SUCH RECIPIENT PARTY TO THE PROVIDING PARTY HEREUNDER FOR THE PORTION OF THE SERVICES GIVING RISE TO ANY CLAIM. IN NO EVENT SHALL THE PROVIDING PARTY, ITS DIRECTORS, OFFICERS, RETAINED BUSINESSES, AND AFFILIATES BE LIABLE FOR ANY LOST DATA OR CONTENT, LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, EVEN IF THE PROVIDING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE VI

TERMINATION

6.1 Termination of Services. This Agreement is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination or expiration of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided under this Agreement.

6.2 Notice of Termination. Subject to Section 6.1 hereof, upon written notice either Party may terminate this Agreement with respect to any Service if there has occurred a material breach of this Agreement by the other party with respect to such Service, unless within a period of thirty (30) days after receipt of such notice the breaching party remedies the breach. For so long as a material breach is not remedied, the non-breaching party may choose to suspend its own performance with respect to such Service.

6.3 Post-Termination. Upon the expiration or termination of this Agreement with respect to any Service, all rights under this Agreement to receive such Service will cease.

6.4 Right of Termination.

(a) Except as otherwise provided in Attachment A with respect to a particular Service, Buyer may terminate this Agreement for any reason with respect to any Seller Parent Service upon thirty (30) days’ prior written notice to Seller Parent.

(b) Except as otherwise provided in Attachment B with respect to a particular Service, Seller Parent may terminate this Agreement for any reason with respect to any Buyer Service upon thirty (30) days’ prior written notice to Buyer.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, and,

If to Buyer:

c/o Cambridge Scientific Abstracts, Limited Partnership

c/o Cambridge Information Group, Inc.

7200 Wisconsin Ave, Suite 601

Bethesda, MD 20814

Attn: Larisa Avner Trainor

Fax: 301-961-6790

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza,

New York, NY 10004

Attention: Christopher Ewan, Esq.

Fax: 212-859-4000

If to Seller Parent:

ProQuest Company

789 Eisenhower Parkway

Ann Arbor, MI 48106

Attention: General Counsel

Fax: 734-997-4040

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606

Attention: Thomas J. Murphy, P.C.

Fax.: 312-984-7700

or to such other address as any such Party shall designate by written notice to the other parties hereto.

7.2 Survival. The termination or expiration of the Term, howsoever occasioned, shall not affect any of the provisions of this Agreement which are expressly or by implication to come into or continue in force after such termination or expiration.

7.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

7.4 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each Party to this Agreement shall pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement. The provisions of this Section 7.4 shall survive any termination of this Agreement.

7.5 Entire Transaction. This Agreement and the documents referred to herein and therein contain the entire understanding among the Parties as to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the Parties on the subject matter hereof. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

7.6 Other Rules of Construction. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any undertakings, representations and indemnities contained in this Agreement are made and given subject to the contents of the Attachments attached hereto and are deemed to be modified and amended accordingly. No matter disclosed with respect to a specific Attachment shall be deemed to be an exception to any other Attachment hereunder, unless the applicability of such item is reasonably apparent by reference to such other Attachment.

7.7 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

7.8 Authorship. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

7.9 Assignment. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by either party without the prior express written consent of the other party, which consent shall not be unreasonably withheld. This Agreement does not create any rights, claims or benefits inuring to any person that is not a Party nor create or establish any third-party beneficiary hereto, unless expressly provided herein.

7.10 Governing Law. The Governing Law provision contained in the Merger Agreement shall govern this Agreement with respect to the law governing this Agreement.

7.11 Dispute Resolution.

(a) Negotiation. Should a dispute arise between the Parties relating to this Agreement, the Parties will in good faith attempt to resolve the dispute between their respective business contacts. Either Party may give notice of such a dispute to the representative of the other party identified in Section 7.1 (Notice), and the business contacts will meet and attempt to resolve the dispute within ten (10) Business Days following delivery of such notice.

(b) Senior Executives. Failing resolution during the period provided in the preceding paragraph (a), each Party shall proceed with a hearing by senior executives of Buyer and Seller Parent (“Senior Executives”). Each Party shall appoint a Senior Executive, and the Senior Executives shall meet in person within ten (10) Business Days after the end of the period described in the preceding paragraph (a) and in good faith attempt to resolve the dispute. If the Senior Executives cannot resolve the dispute within fifteen (15) Business Days after their initial meeting, the aggrieved Party may terminate this Agreement and/or exercise such other remedies as may be available to it (whether at law or in equity).

7.12 Force Majeure. Neither Buyer, nor Seller Parent, shall be held responsible for failure or delay in delivery of Services hereunder, if such failure or delay is due to an event Force Majeure. Subject to the following paragraph, in the event of failure of or delay in the provision or acceptance of Services under this Agreement as a result of any acts of God or governmental authority, war, terrorism, strikes, boycotts, labor disputes or other forms of concerted activity, fire or other loss of facilities, accident or any other cause beyond its control (“Force Majeure”), the invoice price of such Services ordered may be reduced accordingly by written notice by either Party to the other. If the performance of this Agreement by either Party hereunder is prevented, restricted or interfered with by reason of a Force Majeure event, the Party whose performance is so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such Force Majeure event; provided, however, that (a) the Party so affected shall take all commercially reasonable steps to avoid or remove such causes of nonperformance and shall continue performance hereunder with dispatch whenever such causes or removed and (b) the term of this Agreement and the duration of the performance of the Services rendered or stopped due to such Force Majeure shall be extended for the number of days that such Service is materially impacted by the Force Majeure (provided that such extension shall not be greater than 30 days).

7.13 Conflicts. To the extent this Agreement is in conflict with any Attachment hereto, the Attachment will take precedence.

7.14 Sales and Use Taxes. The Providing Party shall use reasonable efforts, consistent with past practice, to comply with all applicable sales and use tax collection, remittance and accounting and other obligations with respect to transactions billed by the Providing Party on behalf of the Recipient Party pursuant to this Agreement, and shall provide the Recipient Party and its authorized representatives with all information in the possession of the Providing Party reasonably relating thereto. Seller Parent and Buyer shall reasonably cooperate with respect to such sales and use tax collection, remittance, accounting and other obligations, including audits with respect thereto.

7.15 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Merger Agreement to be duly executed as of the date first above written.

PROQUEST COMPANY

By:
Name:
Title:

PROQUEST INFORMATION AND LEARNING COMPANY

By:
Name:
Title:

I&L HOLDING, INC.

By:
Name:
Title: